EXECUTION COPY
Exhibit 2.1

PURCHASE AGREEMENT

dated as of

June 8, 2004

among

KAISER ALUMINUM & CHEMICAL CORPORATION,
KAISER ALUMINIUM INTERNATIONAL, INC.,
KAISER BAUXITE COMPANY,
KAISER JAMAICA CORPORATION
and
ALPART JAMAICA INC.

and

QUALITY INCORPORATIONS I LIMITED

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

TABLE OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.1(a)	Kaiser Contracts
Schedule 1.1(b)	Kaiser Sales Contracts
Schedule 3.4	Purchase Price Allocation
Schedule 5.3	Seller Consents
Schedule 5.4.2	Obligations to Transfer Partnership Interest
Schedule 5.4.5	Obligations to Transfer Alpart Farms Common Stock
Schedule 5.6	Financial Statements
Schedule 5.7	Conduct of Business
Schedule 5.8.1(a)	Owned Real Property Liens
Schedule 5.8.1(b)	Owned Real Property
Schedule 5.8.2(a)	Leased Real Property Liens
Schedule 5.8.2(b)	Leased Real Property
Schedule 5.8.3	Possession; Encroachments
Schedule 5.8.4(a)	Zoning Restrictions
Schedule 5.8.4(b)	Zoning Applications
Schedule 5.9.1(a)	Owned Tangible Personal Property Liens
Schedule 5.9.1(b)	Owned Tangible Personal Property
Schedule 5.9.2(a)	Leased Tangible Personal Property Rights
Schedule 5.9.2(b)	Leased Tangible Personal Property
Schedule 5.9.3	Condition of Assets
Schedule 5.10.1(a)	Material Contracts
Schedule 5.10.1(b)	Disputes Under Material Contracts
Schedule 5.10.2	Disputes Under Kaiser Contracts
Schedule 5.11.1(a)	Owned Intellectual Property Rights
Schedule 5.11.1(b)	Owned Intellectual Property
Schedule 5.11.2(a)	Licensed Intellectual Property Rights
Schedule 5.11.2(b)	Licensed Intellectual Property
Schedule 5.13.1	List of Permits
Schedule 5.13.2	Permit Compliance
Schedule 5.14	Compliance with Law
Schedule 5.15	Litigation
Schedule 5.16.1	Environmental Compliance
Schedule 5.16.2	Disposal Sites
Schedule 5.17.1	Employees
Schedule 5.17.3	Employment and Severance Agreements
Schedule 5.17.5	Funded Plans
Schedule 5.18.1	Labor and Collective Bargaining Agreements
Schedule 5.19.1	Alpart Plans
Schedule 5.19.4	Seller Employee Plans
Schedule 5.20	Insurance Policies
Schedule 5.21.1	Tax Returns
Schedule 5.21.2	Unresolved Items
Schedule 5.22	Alpart Liabilities
Schedule 6.3	Buyer Consents

-v-

TABLE OF SCHEDULES AND EXHIBITS
(continued)

Schedule 7.1.1(a)	Conduct of the Business
Schedule 7.1.1(b)	Capital Spending Plans
Schedule 7.1.2	Alumina Supply Agreements
Schedule 7.8.1	Seller Employees
Schedule 8.1.2	Third Party Consents
Schedule 11.8	Sellers’ Knowledge

EXHIBITS

Exhibit A	Form of Alumina Supply Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Calculation of Sales Contract Adjustment Amount
Exhibit D	Sample Calculation of Modified Working Capital
Exhibit E	Sample Calculation of Closing Inventory Balancing Amount
Exhibit F	Transition Services Agreement
Exhibit G	Form of Technology License

-vi-

PURCHASE AGREEMENT

     This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 8, 2004, by and among Kaiser Aluminum & Chemical Corporation, a Delaware corporation (“Kaiser”), Kaiser Aluminium International, Inc., a Delaware corporation (“KAI”), Kaiser Bauxite Company, a Nevada corporation (“KBC”), Kaiser Jamaica Corporation, a Delaware corporation (“KJC”), and Alpart Jamaica Inc., a Delaware corporation (“AJI,” and collectively with Kaiser, KAI, KBC and KJC, “Sellers”), and Quality Incorporations I Limited, a Jamaican corporation (“Buyer”).

RECITALS:

     A. Alumina Partners of Jamaica (“Alpart”) is a Delaware partnership among KJC, AJI and Hydro Aluminium Jamaica a.s., a limited liability company organized under the laws of Norway (“Hydro”).

     B. Each of KJC and AJI is a wholly-owned subsidiary of Kaiser.

     C. KJC, AJI and Hydro, doing business as Alpart, own and operate a bauxite mining operation (which includes participation in the Alpart Mining Venture (as defined below)) together with an alumina refinery located in Nain, Jamaica and related operations including certain port and railroad operations (collectively, the “Business”), which is managed by KJC in its capacity as the managing partner of Alpart (KJC in such capacity and/or with respect to its management and operations of the Business in such capacity is sometimes referred to herein as the “Managing Partner”).

     D. Legal title to the property used in the Business is held by KJC, AJI and Hydro, as tenants in common, for the use and benefit of Alpart.

     E. KAI is a wholly-owned subsidiary of Kaiser and a party to certain agreements relating to the Business.

     F. On February 12, 2002 (the “Kaiser/KAI Petition Date”) Kaiser and KAI filed, and on January 14, 2003 (the “KBC/KJC/AJI Petition Date”) KBC, KJC and AJI filed, voluntary petitions for relief under chapter 11 of title 11 of the United States Code (as now in effect or hereafter amended, the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and those chapter 11 cases (collectively, the “Bankruptcy Cases”) have been consolidated for procedural purposes only and are being administered jointly as Case No. 02-10429 (JKF).

     G. Sellers desire to sell all of Sellers’ interest in Alpart, which interest is comprised of KJC’s 38.077% Partnership Interest (as defined below) in Alpart (the “KJC Partnership Interest”) and AJI’s 26.923% Partnership Interest in Alpart (the “AJI Partnership Interest” and, together with the KJC Partnership Interest, the “Kaiser Partnership Interests”), as well as the rights of Sellers in, to and under the other Purchased Assets (as defined below), pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code.

     H. On April 6, 2004, Sellers and Rual Trade Limited, a British Virgin Islands corporation (“Rual”) entered into a purchase agreement providing for the sale by Sellers to Rual, and Rual’s purchase from Sellers, of all of the rights of Sellers in, to and under the Purchased Assets (as defined herein).

     I. On April 20, 2004, pursuant to bidding procedures ordered by the Bankruptcy Court, Sellers conducted an auction of the Purchased Assets and selected a bid submitted by Rual as the successful bid.

     J. At the conclusion of the auction on April 20, 2004, Sellers and Rual entered into a definitive agreement providing for the purchase by Rual of the Purchased Assets, such definitive agreement more particularly described as that certain Amended and Restated Purchase Agreement dated April 20, 2004, among Sellers and Rual, as amended by an Amendment to Amended and Restated Purchase Agreement dated April 26, 2004 (the “Rual Purchase Agreement”).

     K. On April 26, 2004, the Bankruptcy Court entered a Sale Order (as defined below) approving the sale of the Purchased Assets to Rual pursuant to the Rual Purchase Agreement or, to Hydro in the event of the exercise by Hydro of the right under Section XII(b) of the Partnership Agreement (as defined below) for it or any of its affiliates to acquire the Purchased Assets (the “Right of First Refusal”).

     L. On April 26, 2004, KJC and AJI delivered to Hydro a notice that KJC and AJI had entered into a definitive agreement with Rual, providing for the purchase by Rual of the Purchased Assets.

     M. On May 25, 2004, Hydro exercised its Right of First Refusal by delivering to KJC and AJI notice of such exercise (the “Exercise Notice”).

     N. Pursuant to the Partnership Agreement, Sellers and Hydro are required to reach, within 15 days from the date of the Exercise Notice, a definitive agreement for the sale of the Purchased Assets, and this Purchase Agreement represents the definitive agreement required by the Partnership Agreement.

     O. Pursuant to the provisions of the Partnership Agreement, Hydro has designated its affiliate, Buyer, to acquire the Purchased Assets.

     P. In accordance with the terms and conditions of the Partnership Agreement and the Sale Order, Sellers and Buyer hereby enter into this Purchase Agreement.

AGREEMENTS:

     NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Definitions. The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them in this Section 1.1:

     “ACC” has the meaning set forth in Section 7.13.

     “Adjustment” has the meaning set forth in Section 3.3.4.

     “Adjustment Request” has the meaning set forth in Section 3.3.3.

     “Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under the common control with that Person. For the purposes of this definition, the term “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” has the meaning set forth in the introductory paragraph of this purchase agreement.

     “AJI” has the meaning set forth in the introductory paragraph to this Agreement.

     “AJI Partnership Interest” has the meaning set forth in Recital G to this Agreement.

     “Alpart” has the meaning set forth in Recital A to this Agreement.

     “Alpart Assets” means all assets and property of every kind and nature that are owned by Alpart, including alumina and other inventory, or by its partners as tenants in common for the use and benefit of Alpart and all other assets and property owned by any Seller or any Affiliate of any Seller and used exclusively in the Business.

     “Alpart Employees” has the meaning set forth in Section 7.9.1.

     “Alpart Farms” means Alpart Farms (Jamaica), Ltd., a Delaware corporation.

     “Alpart Farms Common Stock” means common stock, par value $1.00 per share, of Alpart Farms.

     “Alpart Mining Venture” means the mining venture conducted pursuant to (a) that certain Mining Joint Venture Formation Agreement, dated March 30, 1999, among Alpart, KJC, AJI, Hydro, JAMALCO, Alcoa Minerals of Jamaica, L.L.C. and Clarendon Alumina Production Limited, and (b) that certain Mining Joint Venture Operating Agreement, dated March 30, 1999, among Alpart, KJC, AJI, Hydro, JAMALCO, Alcoa Minerals of Jamaica, L.L.C. and Clarendon Alumina Production Limited, as amended.

     “Alpart Pechiney Contract” has the meaning set forth in Section 8.3.10.

     “Alpart Plan” means any Plan maintained, sponsored or contributed to or required to be contributed to by Alpart.

     “Alpart Real Property” has the meaning set forth in Section 5.8.2.

     “Alpart Records” has the meaning set forth in Section 7.14.

     “Alpart Trafigura Contract” has the meaning set forth in Section 8.3.11.

     “Alumina Production Agreement” means Amendment No. 1 and Restatement of Alumina Production Agreement, dated as of August 23, 1991, by and among Alpart, KJC, AJI and Hydro.

     “Alumina Supply Agreement” means the alumina supply agreement substantially in the form attached hereto as Exhibit A.

     “Assumed Liabilities” means, collectively: (a) except for the liabilities and obligations specified in clauses (b), (c), (e) and (i) of the definition of Retained Liabilities, all liabilities and obligations of Sellers under the Kaiser Contracts (other than the Pechiney Contract and the Trafigura Contract) that, in accordance with the terms thereof, are to be performed after the Closing Date; (b) except for the liabilities and obligations specified in clauses (b), (c), (e) and (i) of the definition of Retained Liabilities, all liabilities and obligations of Sellers under the Alpart Pechiney Contract and the Alpart Trafigura Contract that, in accordance with the terms of such contracts, are to be performed after the Closing Date; and (c) except for the Retained Liabilities, all liabilities and obligations of Sellers whatsoever arising out of or relating to the operation of the Business, including all liabilities or obligations whatsoever of KJC and AJI for which they, together with any other partner of Alpart, are jointly and severally liable because such parties are liable for obligations of Alpart as a matter of law by virtue of their status as general partners of Alpart, and the business of Alpart Farms, whether arising prior to, on or after the Petition Date, that have not been satisfied and discharged prior to the Closing.

     “Assumption Documents” means those instruments of assumption and other instruments and documents as may be necessary or appropriate to effect or to evidence assumption of the Assumed Liabilities by Buyer in accordance with the terms of this Agreement.

     “Balance Sheet” has the meaning set forth in Section 5.6.

     “Balance Sheet Date” has the meaning set forth in Section 5.6.

     “Bankruptcy Cases” has the meaning set forth in Recital F to this Agreement.

     “Bankruptcy Code” has the meaning set forth in Recital F to this Agreement.

     “Bankruptcy Court” has the meaning set forth in Recital F to this Agreement.

     “Basket” has the meaning set forth in Section 10.4.1.

     “Business” has the meaning set forth in Recital C to this Agreement.

     “Buyer Indemnified Parties” has the meaning set forth in Section 10.3.

     “Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

     “Buyer Financial Statements” has the meaning set forth in Section 6.8.

     “Buyer’s Proposed Calculations” has the meaning set forth in Section 3.3.1.

     “Carifa Debt” means amounts, including interest, premium and penalties, owing by Alpart to the Caribbean Basin Projects Financing Authority under the loan agreement, dated as of December 1, 1991.

     “Carifa Repayment Loan” has the meaning set forth in Section 7.18.

     “Closing” means the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement.

     “Closing Balance Sheet” has the meaning set forth in Section 3.3.1.

     “Closing Date” has the meaning set forth in Section 4.1.

     “Closing Inventory Balancing Amount” has the meaning set forth in Section 3.3.1.

     “Collective Bargaining Agreements” has the meaning set forth in Section 5.18.1.

     “Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Person, including any required passage of time or waiting period after any such registration, declaration or filing.

     “De Minimis Threshold” has the meaning set forth in Section 10.4.1.

     “Deposit” has the meaning set forth in Section 3.2.

     “DIP Facility” means the Post-Petition Credit Agreement, dated as of February 12, 2002, among Kaiser, Kaiser Aluminum Corporation, certain financial institutions party thereto and Bank of America, N.A., as Agent (as amended, modified, supplemented, restated or replaced from time to time).

     “Dispute Notice” has the meaning set forth in Section 3.4.

     “Environment” means any land (including soil, surface land and sub-surface strata, sea bed or river bed under any water referred to below and any natural or man-made structures), any waters (including coastal and inland waters, surface waters, ground waters, aquifers and water in pipes, drains or other conduits) and air (including ambient air and air within buildings and other natural or man-made structures above or below ground).

     “Environmental, Health and Safety Laws” means any and all Laws of Jamaica, and applicable standards adopted by Governmental Entities of Jamaica with which compliance is mandatory, relating to the protection of the Environment, human health or safety (including health and safety of employees), health and safety of animal and plant life, or releases of Hazardous Materials into the Environment or otherwise relating to the manufacture, use, treatment, storage, transport, disposal or handling of Hazardous Materials or the clean-up or other remediation thereof.

     “Escrow Agent” means The Capital Trust Company of Delaware, in its capacity as escrow agent under the Escrow Agreement.

     “Escrow Agreement” means the escrow agreement in the form attached hereto as Exhibit B to be executed and delivered by and among Sellers, Buyer and Escrow Agent simultaneously with the execution and delivery of this Agreement.

     “Estimated Closing Balance Sheet” has the meaning set forth in Section 3.3.5.

     “Estimated Purchase Price” has the meaning set forth in Section 3.3.5.

     “Estimated Statement” has the meaning set forth in Section 3.3.5.

     “Exercise Notice” has the meaning set forth in Recital M to this Agreement.

     “Final Allocable Amount” has the meaning set forth in Section 3.4.

     “Final Allocation Statement” has the meaning set forth in Section 3.4.

     “Final Order” means an order or judgment of the Bankruptcy Court (a) that is not the subject of a pending appeal, petition for certiorari, motion for reconsideration or other proceeding for review, rehearing or reargument, (b) that has not been reversed, stayed, modified or amended, and (c) that the time period in which to appeal, to petition for certiorari, to move for reconsideration or to seek review, rehearing or reargument shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure and other applicable Laws.

     “Final Purchase Price” has the meaning set forth in Section 3.1.

     “Financial Statements” has the meaning set forth in Section 5.6.

     “Futures Representative” has the meaning set forth in Section 7.13.

     “GAAP” has the meaning set forth in Section 3.3.1.

     “General Termination Date” has the meaning set forth in Section 10.1.

     “Governmental Entity” means any federal, state, parish, local, municipal, foreign or other government or any provincial, departmental or political subdivision thereof, or any entity, body or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature, or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing, including any arbitral body.

     “Hazardous Materials” means any substance defined as toxic, radioactive or otherwise hazardous or regulated under Environmental, Health and Safety Laws, including substances the presence of which requires or may require remediation under any Laws of Jamaica.

     “Hydro” has the meaning set forth in Recital A to this Agreement.

     “Hydro Consolidated Group” has the meaning set forth in Section 6.8.

     “Hydro Inventory Excess” has the meaning set forth in Section 3.3.1.

     “Indemnification Claim” has the meaning set forth in Section 10.5.1.

     “Independent Auditor” has the meaning set forth in Section 3.4.

     “Intellectual Property” means trademarks, trade names, brand names and other marks or trade rights, and patents, copyrights, designs, patterns, know-how, formulae, treatments, processes and all other intellectual property or proprietary rights, whether registered or unregistered, domestic or foreign, and all applications thereof and goodwill associated therewith.

     “JAMALCO” means the unincorporated joint venture between Alcoa Minerals of Jamaica, L.L.C., a Delaware limited liability company, and Clarendon Alumina Production Limited, a Jamaican corporation.

     “KAI” has the meaning set forth in the introductory paragraph to this Agreement.

     “Kaiser” has the meaning set forth in the introductory paragraph to this Agreement.

     “Kaiser Alpart Loans” means (a) the loan made by Kaiser to Alpart in the original principal amount of $22,100,000 as evidenced by that certain Promissory Note dated March 1, 2001, and (b) the loan to be made by Kaiser to Alpart on or prior to the Closing Date in the original principal amount of 65% of the Carifa Repayment Loan, as contemplated by Section 8.3.3, as evidenced by a promissory note.

     “Kaiser Contracts” means the Kaiser Sales Contracts and each of the other contracts listed or described on Schedule 1.1(a).

     “Kaiser Inventory Excess” has the meaning set forth in Section 3.3.1.

     “Kaiser/KAI Petition Date” has the meaning set forth in Recital F to this Agreement.

     “Kaiser Partnership Interests” has the meaning set forth in Recital G to this Agreement.

     “Kaiser Sales Contracts” means each of the contracts listed or described on Schedule 1.1(b), as such contracts may be amended as contemplated by Section 7.1.2.

     “Kaiser Shares” has the meaning set forth in Section 5.4.4.

     “KBC” has the meaning set forth in the introductory paragraph to this Agreement.

     “KBC/KJC/AJI Petition Date” has the meaning set forth in Recital F to this Agreement.

     “KBC Shares” has the meaning set forth in Section 5.4.4.

     “KJC” has the meaning set forth in the introductory paragraph to this Agreement.

     “KJC Partnership Interest” has the meaning set forth in Recital G to this Agreement.

     “Laws” means all applicable laws, statutes, regulations, rules, judgments, orders, injunctions and decrees of Governmental Entities.

     “Leased Real Property” has the meaning set forth in Section 5.8.2.

     “Leased Tangible Personal Property” has the meaning set forth in Section 5.9.2.

     “Licensed Intellectual Property” has the meaning set forth in Section 5.11.2.

     “Lien” means, with respect to any property or asset, any mortgage, lien, claim, pledge, security interest or other encumbrance thereon.

     “Listed Insurance Policies” has the meaning set forth in Section 5.20.

     “LME” means the average for the calendar month immediately preceding the month of delivery of the daily arithmetic mean of the London Metal Exchange cash price per metric tonne and the London Metal Exchange three month price per metric tonne for 99.7% aluminum ingot (or such other index as the parties shall agree should the London Metal Exchange cease to publish such price).

     “Losses” has the meaning set forth in Section 10.2.

     “Management Agreement” means the Management Agreement, dated as of March 30, 1989, among Alpart, KJC, AJI and Hydro.

     “Managing Partner” has the meaning set forth in Recital C to this Agreement.

     “Material Adverse Effect” means a material and adverse effect on (a) the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Business, taken as a whole, (b) the value of the Kaiser Sales Contracts, the Alpart Pechiney Contract and the Alpart Trafigura Contract, taken as a whole, (c) the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted, or (d) the ability of Sellers to consummate the transactions contemplated by this Agreement, other than effects (i) resulting from the announcement of this Agreement or the transactions contemplated hereby or from any Seller’s compliance herewith and performance of its respective obligations hereunder, (ii) resulting prior to the date of this Agreement from the pending bankruptcy proceedings of the Sellers or any of their Affiliates, or (iii) resulting from events, changes or developments relating to the financial, banking, capital, energy or metals markets or the economy in general or industry-wide developments affecting Persons in businesses similar to the Business.

     “Material Contract” means any (a) license, contract, agreement, commitment and undertaking (whether written or oral) to which Alpart is a party or by which it or any of the Alpart Assets is bound that involves aggregate future payments to, by or on behalf of Alpart in excess of $1,000,000 or that extends for a period of more than 12 months and cannot be cancelled by Alpart upon 90 or fewer days prior notice without further payment or penalty, or (b) loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge or other agreement or instrument evidencing indebtedness of Alpart.

     “Modified Working Capital” has the meaning set forth in Section 3.3.1.

     “Notice of Claim” has the meaning set forth in Section 10.5.1.

     “Owned Intellectual Property” has the meaning set forth in Section 5.11.1.

     “Owned Real Property” has the meaning set forth in Section 5.8.1.

     “Owned Tangible Personal Property” has the meaning set forth in Section 5.9.1.

     “Partnership Agreement” means the Amended and Restated Partnership Agreement of Alpart, dated March 30, 1989, by and among KJC, AJI and Hydro, as amended by the First Amendment to Amended and Restated Partnership Agreement of Alumina Partners of Jamaica, dated as of January 20, 2004.

     “Partnership Interest” means, with respect to any partner of Alpart, such partner’s entire right, title and interest in, to and under Alpart, including all right, title and interest of such partner in, to and under the Partnership Agreement, but not including the Alpart Assets.

     “Pechiney Contract” means that certain Alumina Supply Agreement, dated as of February 21, 2002, by and between Kaiser Aluminium International, Inc. and Pechiney Trading Company.

     “Permitted Liens” means (a) warehousemen’s, materialmen’s, contractor’s and carrier’s liens and similar Liens arising as a matter of Law for obligations which are not delinquent, (b) Liens related to Taxes, other than income Taxes, that are not delinquent, (c) the rights of Alpart’s partners other than Sellers arising under the Partnership Agreement, (d) the rights of the stockholders of Alpart Farms other than Sellers arising under the Shareholders’ Agreement, (e) Liens that exist on or otherwise relate to the Partnership Interest(s) held by Alpart’s partner(s) other than Sellers, shares of Alpart Farms Common Stock owned by the stockholder(s) of Alpart Farms other than Sellers or the interest of Alpart’s partner(s) other than Sellers in the Alpart Assets, in each case, to secure obligations of such partner(s) or stockholder(s) or their Affiliates other than obligations owed to Alpart, Sellers or their Affiliates, (f) rights reserved to lessors, licensors and other owners of property that is leased or licensed to another party or which another party otherwise has the right to use or possess under the applicable lease, license or other agreement, (g) Liens that are created, suffered or assumed by Buyer, and (h) Liens that do not have, individually or in the aggregate, a Material Adverse Effect.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

     “Plan” means any benefit fund, plan, program or policy (including any plan, program or policy providing for: severance or other payment in connection with termination of employment (whether voluntary or not); medical, dental or vision benefits; life or other similar insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical pay; pension or profit-sharing benefits; deferred compensation; equity compensation; bonus or incentive pay; or other material fringe benefits).

     “Purchased Assets” means all of Sellers’ right, title and interest in, to and under (a) the Kaiser Partnership Interests, (b) the Alpart Assets, (c) the KBC Shares, (d) the Kaiser Shares, (e) all shares of Alpart Farms Common Stock acquired after the date of this Agreement and prior to the Closing Date by any Seller or any Affiliate of any Seller, (f) the Kaiser Alpart Loans, (g) amounts due from Alpart to its partners for funds advanced to Alpart to cover costs of operations, including interest, but excluding depreciation, and (h) the Alpart Pechiney Contract, the Alpart Trafigura Contract and the Kaiser Contracts (other than the Pechiney Contract and the Trafigura Contract), excluding (i) all rights arising under the Alpart Pechiney Contract, the Alpart Trafigura Contract and Kaiser Sales Contracts with respect to trade receivables in respect of alumina inventory sold prior to Closing, (ii) all rights arising under the Management Agreement and Technical Services Agreement with respect to fees earned through the Closing, and (iii) all refunds, claims for refunds, or credits of Taxes of the Sellers (except for any refunds, claims for refunds or credits of any Transfer Taxes paid by Buyer (either directly or indirectly as reimbursement to Sellers) pursuant to Section 11.4) attributable to periods ending on or prior to the Closing Date.

     “Records” has the meaning set forth in Section 7.14.

     “Representatives” has the meaning set forth in Section 7.2.2.

     “Retained Liabilities” means: (a) all liabilities or obligations of Sellers for any Taxes (including all such liabilities and obligations arising under any tax sharing agreement or similar arrangement to which any Seller is a party) arising out of or relating to the ownership or use of the Purchased Assets prior to the Closing Date; (b) all indemnification, warranty and similar make whole obligations arising under the Kaiser Contracts, the Alpart Pechiney Contract and the Alpart Trafigura Contract in respect of or resulting from acts, occurrences, and omissions prior to the Closing Date; (c) all liabilities or obligations that result from any breach of a Kaiser Contract, the Alpart Pechiney Contract or the Alpart Trafigura Contract prior to the Closing Date, or any performance or non-performance thereof or compliance or failure to comply therewith on the part of any Seller, including liability for fraud, breach, misfeasance, or under any other theory relating to any Seller’s conduct prior to Closing and all liabilities or obligations of KJC and AJI that result from a breach by either KJC or AJI of its fiduciary duties to any partner in Alpart relating to the conduct of KJC or AJI, respectively, prior to the Closing (other than a breach of fiduciary duty resulting from compliance with the second sentence of Section 7.1.1); (d) all liabilities or obligations of Sellers attributable to periods prior to the Closing Date with respect to employees and former employees of Sellers including the Seller Employees; (e) all liabilities or obligations of Sellers arising under this Agreement or the transactions contemplated hereby; (f) all liabilities or obligations of Kaiser and KAI arising on or prior to the Kaiser/KAI Petition Date and all liabilities or obligations of KBC, KJC and AJI arising on or prior to the KBC/KJC/AJI Petition Date that, under Section 1141(d) of the Bankruptcy Code, may be discharged pursuant to confirmation by the Bankruptcy Court of a plan of reorganization in the Bankruptcy Cases; (g) all liabilities or obligations of Sellers with respect to costs and expenses incurred by Sellers in connection with this Agreement or the administration of the Bankruptcy Cases; (h) all liabilities or obligations of Sellers under the DIP Facility; and (i) all liabilities or obligations payable pursuant to Section 365(b)(1)(A) or (B) of the Bankruptcy Code in order to effectuate, pursuant to the Bankruptcy Code, the assumption by Sellers and assignment to Buyer of the Alpart Pechiney Contract, the Alpart Trafigura Contract and the Kaiser Contracts (other than the Pechiney Contract and the Trafigura Contract) to the extent contemplated by the Sale Order and this Agreement as of the Closing Date.

     “Right of First Refusal” has the meaning set forth in Recital K to this Agreement.

     “Rual” has the meaning set forth in Recital H to this Agreement.

     “Rual Purchase Agreement” has the meaning set forth in Recital J to this Agreement.

     “Sales Contract Adjustment Amount” has the meaning set forth in Exhibit C.

     “Sale Order” has the meaning set forth in Section 7.4.2.

     “Seller Confidential Information” has the meaning set forth in Section 7.2.2.

     “Seller Employee Plan” means any Plan maintained, sponsored or contributed to or required to be contributed to by Kaiser for the benefit of the Seller Employees.

     “Seller Employees” has the meaning set forth in Section 7.8.1.

     “Seller Indemnified Parties” has the meaning set forth in Section 10.2.

     “Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

     “Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of March 30, 1989, by and among Kaiser, KBC and Hydro relating to Alpart Farms.

     “Standard Exceptions” has the meaning set forth in Section 5.2.

     “Tax” or “Taxes” means any and all taxes, fees, levies (including with respect to bauxite), duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including (a) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, and similar charges.

     “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules,

statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

     “Tax Termination Date” has the meaning set forth in Section 10.1.

     “Technical Services Agreement” means the Technical Services Agreement, dated as of March 30, 1989, between Alpart and KJC.

     “Technology License” has the meaning set forth in Section 8.3.5.

     “Termination Dates” has the meaning set forth in Section 10.1.

     “Trafigura Contract” means that certain Alumina Purchase Agreement, dated as of June 20, 2002, by and between Kaiser Aluminium International, Inc. and Trafigura AG.

     “Transfer” has the meaning set forth in Section 2.1.

     “Transfer Documents” means such bills of sale, assignments, novations, certificates of title, certificates of affidavit and other instruments of transfer as may be necessary or appropriate to Transfer or evidence the Transfer to Buyer of all of Sellers’ right, title and interest in, to and under the Purchased Assets.

     “Transfer Taxes” has the meaning set forth in Section 11.4.3.

     “Transition Committee” has the meaning set forth in Section 7.1.3.

     “Transition Services Agreement” has the meaning set forth in Section 7.11.

     “UCC” has the meaning set forth in Section 7.13.

     “Unadjusted Purchase Price” has the meaning set forth in Section 3.3.3.

     1.2 Certain Interpretive Matters.

           1.2.1 Certain References. Unless the context otherwise requires, (a) all references in this Agreement to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement, (b) words in the singular include the plural and vice versa, and (c) the verb “will” will have a mandatory connotation, indicating the parties’ respective obligations hereunder. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All references to “$” or dollar amounts are to lawful currency of the United States of America.

           1.2.2 Titles and Headings. Titles and headings to Sections, Articles, Schedules and Exhibits in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

           1.2.3 Participation in Drafting. No provision of this Agreement shall be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which that party or its counsel participated in the drafting thereof or by reason of the extent to which that provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II

PURCHASE AND SALE; TREATMENT OF LIABILITIES

     2.1 Sale and Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer and convey (“Transfer”) to Buyer, and Buyer shall purchase and accept from Sellers, all of Sellers’ rights, title and interest in, to and under the Purchased Assets.

     2.2 Assumed Liabilities. On the terms and subject to the conditions hereof, as of the Closing, Buyer shall assume, and thereafter in due course pay, perform and/or discharge the Assumed Liabilities.

     2.3 Retained Liabilities. Sellers shall retain, and Buyer shall not assume or be responsible or liable for, the Retained Liabilities.

     2.4 Arrangements with Respect to Owned Real Property. With respect to parcels of Owned Real Property for which Transfer Documents have not been delivered to Buyer at Closing (to the extent permitted by Section 8.3.4), each applicable Seller will use its commercially reasonable efforts to deliver as soon as practicable after the Closing an instrument of transfer, in recordable form, in favor of Buyer for such Seller’s interest therein. If requested by Buyer, each applicable Seller will deliver to Buyer at Closing a power of attorney in the form prescribed by the Registration of Titles Act of Jamaica permitting Buyer to execute, on behalf of such Seller, documents relating to the transfer of legal title to such Seller’s interest in the Owned Real Property to Buyer. In addition, if and to the extent requested by Buyer, Sellers shall use commercially reasonable efforts to take the legal steps necessary to Transfer to Buyer legal title to Sellers’ interests in the Owned Real Property for which legal title was not Transferred to Buyer at Closing.

ARTICLE III

PURCHASE PRICE

     3.1 Aggregate Purchase Price. At the Closing, in addition to assuming the Assumed Liabilities, Buyer shall pay to Sellers an amount equal to the Estimated Purchase Price. The Estimated Purchase Price shall be subject to adjustment as provided in Section 3.3 (as increased or decreased pursuant to Section 3.3.4, the “Final Purchase Price”).

     3.2 Deposit. Upon execution of this Agreement, Buyer shall pay $50,000,000 (as such amount is increased or decreased pursuant to the Escrow Agreement, the “Deposit”) via wire transfer of immediately available funds to the account set forth in the Escrow Agreement. Application to payment of the Estimated Purchase Price, return and forfeiture of the Deposit, among other things, shall be subject to the terms and provisions of the Escrow Agreement.

     3.3 Adjustment of Purchase Price.

           3.3.1 Closing Balance Sheet. As soon as practicable, but in no event later than 60 calendar days, after the Closing Date, Buyer, at Buyer’s sole expense, shall cause to be prepared, except where previously prepared and available, and delivered to Sellers an unaudited balance sheet of Alpart as of the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared from the books and records of Alpart and in accordance with accounting principles generally acceptable in the United States (“GAAP”) applied on a basis consistent with the Balance Sheet. When the Closing Balance Sheet is delivered to Sellers, Buyer shall deliver to Sellers a statement containing Buyer’s calculations (the “Buyer’s Proposed Calculations”) of (i) the Modified Working Capital as of the Closing Date and the Closing Inventory Balancing Amount, all based on the Closing Balance Sheet and the books and records of Alpart, and (ii) the Sales Contract Adjustment Amount. For purposes of this Agreement: (a) “Modified Working Capital” means the difference between (i) total current assets of Alpart and (ii) total current liabilities of Alpart less (A) amounts due to partners of Alpart and (B) principal due under the Carifa Debt, if any, calculated on the same basis as the calculation of the Modified Working Capital as of February 29, 2004 set forth on Exhibit D; (b) “Closing Inventory Balancing Amount” means the product of (i) the quotient obtained by dividing (A) the sum of the monthly production charge per metric tonne as set forth on the monthly invoice delivered to the partners of Alpart pursuant to the Alumina Production Agreement for each of the three complete calendar months immediately preceding the calendar month in which the Closing Date occurs by (B) three and (ii) the Kaiser Inventory Excess or the Hydro Inventory Excess, as applicable, calculated in accordance with the sample calculation attached as Exhibit E; (c) “Kaiser Inventory Excess” means the number of metric tonnes of alumina, if any, shown on the books and records of Alpart that must be delivered by KJC and AJI, collectively, to Hydro to bring the amounts of alumina delivered to KJC and AJI, collectively, and Hydro under the Alumina Production Agreement through the Closing Date to an amount equal to 65% and 35%, respectively; and (d) “Hydro Inventory Excess” means the number of metric tonnes of alumina, if any, shown on the books and records of Alpart that must be delivered by Hydro to KJC and AJI, collectively, to bring the amounts of alumina delivered to KJC and AJI, collectively, and Hydro under the Alumina Purchase Agreement through the Closing Date to an amount equal to 65% and 35%, respectively.

           3.3.2 Cooperation. Without limiting the generality or effect of any other provision hereof, Sellers shall take such actions as may be reasonably requested by Buyer to close, or to assist Buyer in closing, as of the Closing Date, the books and accounting records of Alpart and otherwise reasonably cooperate with Buyer and Buyer’s accountants in the preparation of the Closing Balance Sheet and the Sales Contract Adjustment Amount.

           3.3.3 Review of Closing Balance Sheet. Within 30 calendar days after the date of delivery of the Closing Balance Sheet and the accompanying statement of Buyer’s Proposed Calculations, Sellers shall notify Buyer in writing of any disagreement with Buyer’s Proposed Calculations; provided, that Sellers may only dispute Buyer’s Proposed Calculations to the extent that they deviate from the requirements of Section 3.3.1 or reflect mathematical error. If Sellers dispute the amount of any of Buyer’s Proposed Calculations, Sellers shall have the right to propose any adjustment thereto within such 30-day period. Any such proposed adjustment shall be in writing (the “Adjustment Request”), shall be submitted to Buyer within the 30-day period referred to in the first sentence of this Section 3.3.3, and shall specify (a) the amount of the proposed adjustment, (b) the item to which such proposed adjustment relates, and (c) the facts and circumstances supporting the reasonableness and propriety of such adjustment under the standards set forth in Section 3.3.1. Unless Sellers notify Buyer in writing within such 30-day period that Sellers object to Buyer’s Proposed Calculations, Buyer’s Proposed Calculations shall be binding upon Sellers and Buyer. Buyer and Sellers shall use their commercially reasonable efforts for 30 calendar days after the submission of any Adjustment Request to agree upon any proposed adjustment to Buyer’s Proposed Calculations. Any dispute as to the content or preparation of Buyer’s Proposed Calculations that is not resolved by Buyer and Sellers during such 30-day period shall be submitted for resolution to a mutually acceptable independent public accounting firm, whose costs shall be divided equally between Buyer, on the one hand, and Sellers, on the other hand. The decision of such firm shall be final and binding on Buyer and Sellers.

           3.3.4 Adjustment to Purchase Price. Upon the determination pursuant to Section 3.3.3 of the Modified Working Capital as of the Closing Date and the Closing Inventory Balancing Amount, the Final Purchase Price shall be calculated. The Final Purchase Price shall equal $295,000,000 (the “Unadjusted Purchase Price”), adjusted as follows: (a) plus 65% of the amount, if any, by which the Modified Working Capital as of the Closing Date is greater than $40,619,000 or minus 65% of the amount, if any, by which the Modified Working Capital as of the Closing Date is less than $36,619,000 (b) plus the Closing Inventory Balancing Amount if there is a Hydro Inventory Excess or minus the Closing Inventory Balancing Amount if there is a Kaiser Inventory Excess, and (c) plus the Sales Contract Adjustment Amount (the amount added to or subtracted from the Unadjusted Purchase Price being referred to herein as the “Adjustment”). If the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay an amount equal to such excess to Sellers, and if the Final Purchase Price is less than the Estimated Purchase Price, Sellers shall pay an amount equal to such deficiency, less all amounts applied to such deficiency pursuant to Section 1.2.2 of the Escrow Agreement, to Buyer. Any such payment shall be made in cash or same day funds within 10 calendar days after the determination of the Adjustment pursuant to this Section 3.3.4. Any such payment shall bear interest (calculated on the basis of a 360-day year consisting of 12 months of 30 calendar days) from the Closing Date through and including the date preceding payment at a rate per annum equal to the “Prime Rate” as set forth on the Closing Date in The Wall Street Journal “Money Rates” column plus 200 basis points.

           3.3.5 Estimate of Purchase Price Adjustment. Not later than the third business day prior to the Closing Date, Sellers shall deliver to Buyer (a) an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and (b) a statement (the “Estimated Statement”) setting forth Sellers’ estimates, based on the Estimated Closing Balance Sheet and the books and records of Alpart, of the Modified Working Capital as of the Closing Date and the Closing Inventory Balancing Amount. The Estimated Closing Balance Sheet and Estimated Statement shall be prepared in good faith based upon Sellers’ review of financial information then available to them and inquiries of personnel responsible for the development and preparation of financial information of Alpart in the ordinary course of business. The estimated purchase price to be delivered at the Closing (the “Estimated Purchase Price”), which is intended to constitute an estimate of the Final Purchase Price, shall equal the Unadjusted Purchase Price adjusted as follows: (a) plus 65% of the amount, if any, by which the estimated Modified Working Capital as of the Closing Date is greater than $40,619,000 or minus 65% of the amount, if any, by which the estimated Modified Working Capital as of the Closing Date is less than $36,619,000, (b) plus the estimated Closing Inventory Balancing Amount if a Hydro Inventory Excess is expected or minus the estimated Closing Inventory Balancing Amount if a Kaiser Inventory Excess is expected, and (c) plus the Sales Contract Adjustment Amount.

     3.4 Purchase Price Allocation. The Final Purchase Price plus the aggregate amount of Assumed Liabilities included in the amount realized for U.S. federal income tax purposes shall be allocated among the Purchased Assets pursuant to this Section 3.4 in accordance with their relative fair market values (which in the case of the Purchased Assets described on Schedule 3.4 are set forth on such Schedule). Within 60 calendar days after the Final Purchase Price is determined, Buyer shall deliver to Sellers a statement (the “Final Allocation Statement”) setting forth: (a) the Final Purchase Price plus the aggregate amount of Assumed Liabilities to be included in the amount realized for U.S. federal income tax purposes (the “Final Allocable Amount”); (b) the book value as of the Closing Date, as reflected on the Closing Balance Sheet or the books of Alpart, of each Seller’s right, title and interest in (i) the amounts due from Alpart to its partners for funds advanced to Alpart to cover costs of operations, including interest, but excluding depreciation, and (ii) the Kaiser Alpart Loans; (c) the book value as of the Closing Date, as reflected on the books of the applicable Seller, of the KBC Shares, the Kaiser Shares and any other shares of Alpart Farms Common Stock owned by Sellers; and (d) the allocation of the Final Allocable Amount among the Purchased Assets in accordance with their relative fair market values as of the Closing Date as reasonably determined by the Buyer, provided that, in accordance with Schedule 3.4, (A) with respect to those Purchased Assets described in the preceding clause (b), their fair market values as of the Closing Date shall be their book values as of the Closing Date (as set forth in accordance with the preceding clause (b)) and (B) with respect to the Alpart Pechiney Contract, the Alpart Trafigura Contract and the Kaiser Contracts other than the Management Agreement, their fair market values as of the Closing Date shall be zero. Sellers shall take such actions as may be reasonable requested by Buyer to assist Buyer in the preparation of the Final Allocation Statement. Within 30 calendar days after their receipt of the Final Allocation Statement, Sellers may deliver to Buyer a written objection to the allocation set forth therein specifying in reasonable detail the nature and basis of such objection (a “Dispute Notice”); provided, however, that Sellers may only object to such allocation to the extent it deviates from the requirements of this Section 3.4. If Sellers do not deliver a Dispute Notice to Buyer within such time period, then Buyer’s allocation as set forth in the Final Allocation Statement shall be final and binding on Sellers and Buyer. Sellers and Buyer shall consult with each other and attempt to resolve in good faith any objections contained in a Dispute Notice. If Sellers and Buyer, notwithstanding such good faith efforts, cannot resolve the matters contained in a Dispute Notice within 30 calendar days after the Buyer’s receipt of the Dispute Notice, then Buyer and Sellers shall engage, by mutual agreement, one of the “Big Four” accounting firms or any other nationally recognized accounting firm (the “Independent Auditor”) to resolve the matters remaining in dispute; provided that, the Independent Auditor shall first determine whether Buyer’s allocation as to the matters remaining in dispute is reasonable, and if the Independent Auditor determines that such allocation is reasonable, then Buyer’s allocations set forth in the Final Allocation Statement as to such matters shall be final and binding on Sellers and Buyer. The decision of the Independent Auditor shall be final and binding on the parties. The fees and expenses of the Independent Auditor shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. Each of the parties shall report the purchase and sale of the Purchased Assets in all Tax Returns in accordance with the allocation determined pursuant to this Section 3.4; provided, however, that Buyer’s aggregate basis in the Purchased Assets may exceed the total amount allocated in order to reflect the Buyer’s capitalized transaction costs not included in Final Purchase Price or Assumed Liabilities included in the amount realized for U.S. federal income tax purposes, and Sellers’ aggregate amount realized may be less that the total amount allocated in order to reflect its transaction costs.

ARTICLE IV

CLOSING

     4.1 The Closing. Unless this Agreement has been terminated and the transactions contemplated under this Agreement have been abandoned pursuant to Article IX, and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Article VIII, the Closing shall take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas, at 10:00 a.m. local time on the tenth business day following the fulfillment or, if permitted, waiver of the conditions set forth in Article VIII (other than those conditions set forth in Article VIII that are to be fulfilled at Closing), unless another place, date or time is agreed to in writing by the parties to this Agreement or ordered by the Bankruptcy Court (the date of the Closing being referred to herein as the “Closing Date”).

     4.2 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Sellers:

           4.2.1 Purchase Price. Evidence of a wire transfer of cash in an amount equal to the Estimated Purchase Price minus the amount of the Deposit calculated pursuant to the Escrow Agreement (including deduction of any Fees (as defined in the Escrow Agreement)).

           4.2.2 Compliance Certificate. A certificate, dated the Closing Date, executed on behalf of Buyer in the form described in Section 8.2.1.

           4.2.3 Officer’s Certificate. A certificate, dated the Closing Date, executed on behalf of Buyer in the form described in Section 8.2.2.

           4.2.4 Assumption Documents. Such Assumption Documents as Sellers reasonably request, each of which shall be duly executed by Buyer and in form and substance reasonably satisfactory to Sellers.

           4.2.5 Certificate Regarding Resolutions. A copy of the resolutions adopted by the board of directors of Buyer, approving the execution and delivery of this Agreement and each of the other documents delivered by Buyer hereunder and authorizing the consummation of the transactions contemplated hereby and thereby, certified by an authorized representative of Buyer.

     4.3 Documents to be Delivered by Sellers. At the Closing, Sellers shall deliver to Buyer:

           4.3.1 Receipt. Sellers shall execute and deliver a receipt whereby Sellers acknowledge receipt of an amount equal to the Estimated Purchase Price.

           4.3.2 Compliance Certificate. A certificate, dated the Closing Date, executed on behalf of each Seller in the form described in Section 8.3.1.

           4.3.3 Officer’s Certificate. A certificate, dated the Closing Date, executed on behalf of each Seller in the form described in Section 8.3.2.

           4.3.4 Transfer Documents. Such Transfer Documents as Buyer reasonably requests, each of which shall be duly executed by or on behalf of Sellers, if appropriate, and in form and substance reasonably satisfactory to Buyer.

           4.3.5 Technology License. A copy of the Technology License executed by all parties thereto.

           4.3.6 Secretary’s Certificate. A copy of the resolutions adopted by the board of directors of each Seller, approving the execution and delivery of this Agreement and each of the other documents delivered by such Seller hereunder and authorizing the consummation of the transactions contemplated hereby and thereby, certified by the secretary or an assistant secretary of such Seller.

           4.3.7 Resignation of Executive Committee Members. A copy of the instrument of resignation of each member of Alpart’s executive committee appointed by KJC or AJI.

     4.4 Other Documents to be Delivered. At the Closing:

           4.4.1 Transition Services Agreement. Buyer and Sellers shall execute and deliver the Transition Services Agreement.

           4.4.2 Alumina Supply Agreement. Buyer and Sellers shall execute and deliver the Alumina Supply Agreement.

     4.5 Cash Payment to Kaiser. At the Closing, simultaneously with the execution and delivery of the Alumina Supply Agreement, Buyer shall pay to Kaiser $11,200,000. The payment obligation of Buyer under this Section 4.5 shall be in addition to, and shall not affect, any other payment obligation of Buyer under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby represent and warrant to Buyer as follows:

     5.1 Organization. Each of Kaiser, KAI, KJC and AJI is a corporation duly organized and validly existing under the laws of the State of Delaware. KBC is a corporation duly organized and validly existing under the laws of the State of Nevada. Alpart is a general partnership duly organized and validly existing under the general partnership laws of the State of Delaware pursuant to the Partnership Agreement and has full power and authority to own the Alpart Assets owned by it and to conduct its business as currently conducted.

     5.2 Corporate Authority. Each Seller has the requisite corporate power and authority to (a) own the Purchased Assets owned by it, (b) execute and deliver this Agreement, and (c) consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Escrow Agreement by each Seller and the performance by each Seller of the obligations contemplated to be performed by each Seller hereunder and thereunder have been duly authorized by all necessary corporate actions of that Seller, and the execution and delivery of the Technology License, Transition Services Agreement and the Alumina Supply Agreement by each Seller party thereto and the performance by each such Seller of the obligations contemplated to be performed by it thereunder will be duly authorized by all necessary corporate actions of that Seller as of the Closing Date. This Agreement and the Escrow Agreement have been duly executed and delivered by each Seller party hereto and thereto, and the Technology License, Transition Services Agreement and the Alumina Supply Agreement will be duly executed and delivered by each Seller party thereto as of the Closing Date, and subject to the approval of the Bankruptcy Court, each of this Agreement and the Escrow Agreement is, and each of the Technology License, Transition Services Agreement and the Alumina Supply Agreement will be as of the date of its execution and delivery, a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except that (a) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar Laws now or hereafter in effect affecting creditors’ rights generally, (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, and (c) the rights to indemnification may be limited by public policy considerations (the exceptions set forth in clauses (a), (b) and (c) being referred to herein as the “Standard Exceptions”).

     5.3 Consents; Non-Contravention. No Consent is required in connection with the execution or delivery by Sellers of, or the performance by Sellers of their obligations under, this Agreement, except for (a) the Consents listed or described on Schedule 5.3, (b) the Consents required from Buyer and Affiliates of Buyer, (c) as contemplated in Section 7.4, and (d) Consents that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not obtained or made. Except as listed or described on Schedule 5.3, assuming that, as of the Closing Date, the Consents referred to in the preceding sentence have been obtained or made and remain in full force and effect, the execution and delivery of this Agreement by Sellers do not, and the performance by Sellers of their obligations under this Agreement will not, (i) result in the creation of any Liens on any of the Purchased Assets or Alpart Assets, except for Permitted Liens, or (ii) conflict with or result in the violation of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, (a) the certificate of incorporation or bylaws of any Seller or Alpart Farms, (b) the Partnership Agreement, (c) the Shareholders’ Agreement, (d) any Law to which any of the Sellers, Alpart, any Alpart Assets or any of the Purchased Assets is subject, or (e) the Alpart Pechiney Contract, the Alpart Trafigura Contract, any Kaiser Contract or any Material Contract, except in the case of clauses (d) and (e), such conflicts, violations, defaults or rights that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     5.4 Certain Equity Interests.

           5.4.1 Partners’ Respective Holdings in Alpart. As of the date of this Agreement, the sole partners of record of Alpart are KJC, with a 38.077% Partnership Interest, AJI, with a 26.923% Partnership Interest, and Hydro, with a 35.0% Partnership Interest, and immediately prior to Closing, Sellers shall collectively hold not less than a 65% Partnership Interest.

           5.4.2 No Other Obligation to Transfer Partnership Interest. Except as contemplated herein, in the Partnership Agreement and by Schedule 5.4.2, (a) none of the Sellers or any of their Affiliates has any obligation, absolute or contingent, to Transfer any Partnership Interests to any Person or to enter into any agreement with respect thereto, and (b) Alpart has no obligation, absolute or contingent, to issue or redeem after the date hereof any Partnership Interests, to effect any merger, consolidation or other reorganization or sale of the Alpart Assets (other than sales of inventory and obsolete tangible personal property in the ordinary course of business and consistent with past practice) after the date hereof or to enter into any agreement with respect thereto.

           5.4.3 Title to Partnership Interest. KJC has good and valid title to the KJC Partnership Interest, and AJI has good and valid title to the AJI Partnership Interest. At the Closing and upon delivery of the Kaiser Partnership Interests and payment therefor pursuant hereto, Buyer will acquire good and valid title to the Kaiser Partnership Interests free and clear of all Liens, except as may be created by Buyer and except for transfer restrictions under applicable securities Laws.

           5.4.4 Alpart Farms Common Stock. As of the date of this Agreement, Kaiser owns 5,000 shares of Alpart Farms Common Stock (the “Kaiser Shares”) and KBC owns 5,000 shares of Alpart Farms Common Stock (“KBC Shares”), and immediately prior to Closing, Sellers shall collectively hold not less than 66% of the issued and outstanding shares of Alpart Farms Common Stock.

           5.4.5 No Other Obligation to Transfer Alpart Farms Common Stock. Except as contemplated herein, in the Shareholders’ Agreement and by Schedule 5.4.5, (a) none of Sellers or any of their Affiliates has any obligation, absolute or contingent, to Transfer any shares of Alpart Farms Common Stock to any Person or to enter into any agreement with respect thereto, and (b) to Sellers’ knowledge, Alpart Farms has no obligation, absolute or contingent, to issue or redeem any shares of Alpart Farms Common Stock after the date hereof or to enter into any agreement with respect thereto.

           5.4.6 Title to Kaiser Shares and KBC Shares. Kaiser has good and valid title to the Kaiser Shares and KBC has good and valid title to the KBC Shares. At the Closing and upon delivery of the Kaiser Shares and the KBC Shares and payment therefor pursuant hereto, Buyer will acquire good and valid title to all shares of Alpart Farms Common Stock owned by Kaiser, KBC or any Affiliate of Sellers free and clear of all Liens, except as may be created by Buyer and except for transfer restrictions under applicable securities Laws.

     5.5 Interests in Other Persons. Alpart does not own, directly or indirectly, any capital stock or equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person.

     5.6 Financial Statements. Attached as Schedule 5.6 are copies of the following (collectively, the “Financial Statements”): (a) the audited financial statements of Alpart as of and for the fiscal year ended December 31, 2002; (b) the unaudited financial statements of Alpart as of and for the fiscal year ended December 31, 2003; and (c) the unaudited financial statements of Alpart as of and for the two-month period ended February 29, 2004 (the February 29, 2004 balance sheet being referred to as the “Balance Sheet” and such date, the “Balance Sheet Date”). The Financial Statements (a) have been prepared in accordance with the books and records of Alpart, (b) have been prepared in accordance with GAAP in a manner consistent with Alpart’s historic GAAP accounting practices, except that the unaudited financial statements do not have notes thereto and are subject to year-end adjustments, and (c) present fairly, in all material respects, the financial position of Alpart as of their respective dates and the results of partners’ production accounts and changes in partners’ capital accounts and cash flows of Alpart for the respective fiscal periods then ended, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments.

     5.7 Conduct of Business. Since the Balance Sheet Date, except as listed or described on Schedule 5.7, (a) the Business has not been conducted in a manner outside the ordinary course of business in any material respect, and (b) no event has occurred that individually or in the aggregate with other events would reasonably be expected to have a Material Adverse Effect.

     5.8 Real Property.

           5.8.1 Owned Real Property. Except as listed or described on Schedule 5.8.1(a), all of the real property owned by Alpart, owned by the partners of Alpart as tenants in common for the use and benefit of Alpart or owned by Alpart Farms (the “Owned Real Property”) is free and clear of all Liens except for Permitted Liens. Schedule 5.8.1(b) sets forth in all material respects a true and complete list as of the date of this Agreement of the Owned Real Property.

           5.8.2 Leased Real Property. Except as listed or described on Schedule 5.8.2(a), Alpart has, or the partners of Alpart as tenants in common for the use and benefit of Alpart have, a valid leasehold interest in or valid rights to all of the real property interests of Alpart, or held by the partners of Alpart as tenants in common for the use and benefit of Alpart, other than the Owned Real Property (the “Leased Real Property” and together with the Owned Real Property, the “Alpart Real Property”) free and clear of all Liens except Permitted Liens. Schedule 5.8.2(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the Leased Real Property.

           5.8.3 Possession. Except as listed or described on Schedule 5.8.3, Sellers and Alpart are in peaceful and undisturbed possession of the Alpart Real Property, except for interferences and claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as listed or described on Schedule 5.8.3, none of the structures on the Owned Real Property encroaches upon real property of another Person, except such encroachments that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

           5.8.4 Zoning and Other Restrictions.

                    (a) Except as listed or described on Schedule 5.8.4(a), there is no violation of any building, planning, zoning or similar Laws with respect to any of the Alpart Real Property, and (subject to compliance with Laws of general application) there are no contractual or legal restrictions that preclude or restrict the ability to mine any portion of the Alpart Real Property that is held for mining, except such violations and contractual or legal restrictions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                    (b) Except as listed or described on Schedule 5.8.4(b), there is no zoning or other land use or planning application relating to the Alpart Real Property that has been submitted to a Governmental Entity which is pending, which has been denied (and which is necessary for the conduct of the Business as presently conducted and as proposed to be conducted), or which is the subject matter of any pending appeal, except such applications which if finally denied would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     5.9 Tangible Personal Property.

           5.9.1 Owned Tangible Personal Property. Except as listed or described on Schedule 5.9.1(a), Alpart has, or the partners of Alpart as tenants in common for the use and benefit of Alpart have, valid title to all of the tangible personal property owned by Alpart or owned by the partners of Alpart as tenants in common for the use and benefit of Alpart (the “Owned Tangible Personal Property”) free and clear of all Liens except for Permitted Liens. Schedule 5.9.1(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the Owned Tangible Personal Property, except for inventory and individual items of tangible personal property having a book value of less than $250,000.

           5.9.2 Leased Tangible Personal Property. Except as listed or described on Schedule 5.9.2(a), Alpart has, or the partners of Alpart as tenants in common for the use and benefit of Alpart have, a valid leasehold interest in or valid rights to the material tangible personal property that is leased to or otherwise used by Alpart, other than the Owned Tangible Personal Property, in connection with the conduct of the Business (the “Leased Tangible Personal Property”) in accordance with the terms of the applicable contract. Schedule 5.9.2(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the Leased Tangible Personal Property.

           5.9.3 Condition of Assets. Except as listed or described on Schedule 5.9.3, the Owned Tangible Personal Property and the Leased Tangible Personal Property listed on Schedules 5.9.1(b) and 5.9.2(b), considered collectively and not on an item by item basis, is in good repair and operating condition, ordinary wear and tear excepted, except where failure to be in such condition would not reasonably be expected to have a Material Adverse Effect.

     5.10 Certain Contracts.

           5.10.1 Material Contracts of Alpart. Schedule 5.10.1(a) sets forth a true and complete list as of the date of this Agreement of each Material Contract. Except as listed or described in Schedule 5.10.1(b), none of Sellers, Alpart or, to Sellers’ knowledge, any counterparty to any Material Contract is in breach of, or in default under, any Material Contract in any material respect, and there is no pending or, to Sellers’ knowledge, threatened dispute in relation to any material matter under any Material Contract. As of the date of this Agreement, each of the Material Contracts to which (a) Alpart is a party is, in all material respects, a valid and binding obligation of Alpart enforceable against Alpart in accordance with its terms, subject to the Standard Exceptions, and (b) a Seller is a party is, in all material respects, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to the Standard Exceptions. As of the Closing Date, each of the Material Contracts, other than Material Contracts that expire by their terms or may be terminated without violation of Section 7.1.1 prior to the Closing Date, to which (a) Alpart is a party will be, in all material respects, a valid and binding obligation of Alpart, enforceable against Alpart in accordance with its terms, subject to the Standard Exceptions, and (b) a Seller is a party will be, in all material respects, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Standard Exceptions.

           5.10.2 Kaiser Contracts and Certain Other Contracts. Except as listed or described on Schedule 5.10.2, none of Kaiser, any of its Affiliates or, to Sellers’ knowledge, any counterparty to any Kaiser Contract, the Alpart Pechiney Contract or the Alpart Trafigura Contract is in breach of, or in default under, any Kaiser Contract, the Alpart Pechiney Contract or the Alpart Trafigura Contract in any material respect. Except as listed or described on Schedule 5.10.2, there is no pending or, to Sellers’ knowledge, threatened dispute in relation to any material matter under any Kaiser Contract, the Alpart Pechiney Contract or the Alpart Trafigura Contract. Except as listed or described on Schedule 5.10.2, as of the date of this Agreement, each of the Kaiser Contracts is, in all material respects, a valid and binding obligation of each Seller party thereto, enforceable against each Seller party thereto in accordance with its terms, subject to the Standard Exceptions. As of the Closing Date, the Alpart Pechiney Contract, the Alpart Trafigura Contract and each of the Kaiser Contracts, other than the Pechiney Contract, the Trafigura Contract and Kaiser Contracts that expire by their terms or may be terminated without violation of Section 7.1.1 prior to the Closing Date, will be a valid and binding obligation of each Seller party thereto, enforceable against each Seller party thereto in accordance with its terms, subject to the Standard Exceptions.

           5.10.3 Agreements Provided. Sellers have made available to Buyer complete copies of each Material Contract and each Kaiser Contract, including all amendments thereto. As of the Closing Date, Sellers will have made available to Buyer complete copies of the Alpart Pechiney Contract and the Alpart Trafigura Contract.

           5.10.4 Complete List of Agreements. As of the date of this Agreement, the lists set forth on Schedule 1.1(a), Schedule 1.1(b) and Schedule 5.10.1(a) collectively list all material agreements (other than Seller Employee Plans) to which any Seller is a party that relate to Alpart or the Business. As of the Closing Date, the lists set forth on Schedule 1.1(a), Schedule 1.1(b) and Schedule 5.10.1 will collectively list all material agreements (other than Seller Employee Plans, the Alpart Pechiney Contract and the Alpart Trafigura Contract) to which any Seller is a party that relate to Alpart or the Business except for any contracts entered into or terminated after the date of this Agreement without breach hereof.

     5.11 Intellectual Property.

           5.11.1 Owned Intellectual Property Rights. Except as listed or described on Schedule 5.11.1(a), (a) Alpart owns, or the partners of Alpart as tenants in common for the use and benefit of Alpart own, the entire right, title and interest in and to all of the Intellectual Property owned by Alpart or owned by the partners of Alpart as tenants in common for the use and benefit of Alpart (the “Owned Intellectual Property”) free and clear of all Liens except Permitted Liens, and (b) none of Alpart, KJC or AJI has granted any license to any other Person relating to any of the Owned Intellectual Property. Schedule 5.11.1(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the Owned Intellectual Property.

           5.11.2 Licensed Intellectual Property. Except as listed or described on Schedule 5.11.2(a), Alpart is entitled to the use of the material Intellectual Property other than the Owned Intellectual Property that is used by Alpart or for the benefit of Alpart in connection with the conduct of the Business (the “Licensed Intellectual Property”) and no payments in respect of the Licensed Intellectual Property are payable to any Person in connection with the use of the Licensed Intellectual Property by Alpart or for the benefit of Alpart or will become payable to any Person as a result of the transactions contemplated by this Agreement. Schedule 5.11.2(b) sets forth in all material respects a true and complete list as of the date of this Agreement of all of the Licensed Intellectual Property.

           5.11.3 No Unresolved Claims. There is no unresolved material claim against Alpart asserting infringement by or of the Owned Intellectual Property or, to Sellers’ knowledge, the Licensed Intellectual Property, or any other unresolved material claim against Alpart asserting a conflict with the rights of others in connection with Alpart’s use of any of the Owned Intellectual Property or the Licensed Intellectual Property, and, to Sellers’ knowledge, there is no basis for any such claim to be brought.

     5.12 Sufficiency of Assets. The Alpart Assets owned by Alpart or by its partners as tenants in common for the use and benefit of Alpart, the Purchased Assets and the assets owned by Alpart Farms, when utilized by a labor force substantially similar to that used in the conduct of the Business as of the date of this Agreement, along with the Services (as defined under the Transition Services Agreement) available under the Transition Services Agreement, will be adequate to conduct the Business immediately after the Closing Date in the same manner in all material respects as such operations are conducted under KJC’s management as of the date of this Agreement.

     5.13 Permits.

           5.13.1 List of Permits. Schedule 5.13.1 sets forth in all material respects a true and complete list as of the date of this Agreement of all material licenses, permits and authorizations from Governmental Entities required to be maintained by each of the Managing Partner and Alpart in connection with the conduct of the Business.

           5.13.2 Permit Compliance. Except as set forth in Schedule 5.13.2, each of the Managing Partner and Alpart has, maintains and is in compliance in all material respects with all material licenses, permits and authorizations from Governmental Entities required to be maintained by each of them in connection with the conduct of the Business. No Seller nor Alpart has received from any Governmental Entity specific written notification that, and to Sellers’ knowledge there is no reasonable basis for a claim that, any such material permit or authorization (a) is not in full force and effect, (b) has been violated in any respect, or (c) is subject to any suspension, revocation, or cancellation, in the case of each of (a), (b) and (c), in any circumstance that would reasonably be expected to have a Material Adverse Effect.

     5.14 Compliance with Law. Except as listed or described on Schedule 5.14, Alpart is in compliance in all material respects with all applicable Laws (other than Environmental, Health and Safety Laws, which are addressed in Section 5.16). Sellers are in compliance, in all material respects, with all applicable Laws in respect of their ownership of the Purchased Assets.

     5.15 Litigation. Except as listed or described on Schedule 5.15, there are no civil, criminal, administrative, arbitral or similar proceedings, actions or suits pending or, to Sellers’ knowledge, threatened by or against Alpart, any Seller arising out of or relating to the conduct of the Business, or otherwise pertaining to or affecting the Purchased Assets or the Alpart Assets (other than proceedings, actions or suits arising out of or relating to any violations of Environmental, Health and Safety Laws which are addressed in Section 5.16) that have a stated claim amount in excess of $100,000 or that would reasonably be expected to have a Material Adverse Effect, and to Sellers’ knowledge, there is no basis for any such proceeding, action or suit.

     5.16 Environmental, Health and Safety Matters.

           5.16.1 Environmental Compliance. Except as listed or described on Schedule 5.16.1, (a) Sellers and Alpart are in compliance in all material respects with all Environmental, Health and Safety Laws applicable to the Business and (b) there is no civil, criminal or administrative action or suit pending against Alpart or any Seller that alleges any material violation of any applicable Environmental, Health and Safety Laws arising from the conduct of the Business, and to Sellers’ knowledge, no such action or suit is threatened against Alpart or any Seller.

           5.16.2 Disposal Sites. Schedule 5.16.2 sets forth a true and complete list and description as of the date of this Agreement of all disposal sites used in the Business since January 1, 1994, whether or not located on any Alpart Real Property.

     5.17 Employees.

           5.17.1 Compliance with Laws. Alpart has complied in all material respects with all applicable Laws of Jamaica related to the employment of employees and, to Sellers’ knowledge, except as listed or described on Schedule 5.17.1, since January 1, 2002, Alpart has not received any notice of any claim that (a) it has not complied in any material respect with any Laws of Jamaica relating to the employment of employees, including any provisions thereof relating to wages, hours or employee safety, or (b) it is liable for any arrearage of wages or any Taxes or penalties for failure to comply with any of the foregoing.

           5.17.2 Seller Employees. The Seller Employees are employees of Kaiser who are primarily engaged in providing services with respect to the Business.

           5.17.3 Employment and Severance Agreements. Except as set forth in Schedules 5.17.3, 5.18.1, or 5.19.1, to Sellers’ knowledge, Alpart is not a party to, is not bound by, and has no outstanding obligations under, any employment, compensation, severance, consulting, retainer or other similar agreement, arrangement or understanding, including any arrangement or agreement to make payments to any Person in connection with the continued employment or the termination of their employment, in each case, written or oral. Sellers have made available to Buyer copies of all such agreements or summaries of the material terms of any oral arrangements or understanding.

           5.17.4 Liabilities Satisfied. To Sellers’ knowledge, all obligations and liabilities owing to Alpart’s employees, former employees and their dependents, including all obligations and liabilities for (i) wages, salaries and other compensation payments, (ii) all payments and other liabilities under all Alpart Plans and all agreements, and (iii) all liabilities under Laws relating to terms and conditions of employment, have been fully satisfied in all material respects or are, as of the date of this Agreement, reflected as liabilities on the Balance Sheet or will be, as of the Closing Date, reflected as liabilities on the Closing Balance Sheet.

           5.17.5 Funded Plans. Each of the Alpart Plans listed on Schedule 5.17.5 is, based on historical actuarial assumptions, as reflected on the most recent financial statements for such Alpart Plan, consistently applied, fully funded.

     5.18 Labor Matters.

           5.18.1 Collective Bargaining Agreements. Schedule 5.18.1 sets forth a true and complete list of each labor or collective bargaining or other similar agreement to which Alpart is a party (the “Collective Bargaining Agreements”).

           5.18.2 No Other Labor Organization; Labor Relations. Sellers have no knowledge of any activity or proceeding of any labor organization (or representatives thereof) to organize any unorganized employees employed by Alpart, nor of any concerted activities, strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any of the employees of Alpart.

     5.19 Plans.

           5.19.1 Alpart Plans. Schedule 5.19.1 sets forth a true and complete list of each Alpart Plan. With respect to each Alpart Plan, Sellers have delivered or made available to Buyer a true, complete and correct copy of (a) such Alpart Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Alpart Plan, (b) each trust agreement or other funding arrangement relating to such Alpart Plan, if any, and (c) the most recent actuarial reports or financial statements relating to such Alpart Plan, if such report or statement is required by applicable Law or Alpart otherwise has prepared or commissioned such report or statement. No Alpart Employee participates in any Plan maintained, sponsored, or contributed to or required to be contributed to by any Seller.

           5.19.2 Administration of Plans. Each Alpart Plan has been administered in accordance with its terms and all applicable Laws in all material respects, and contributions required to be made under the terms of any of the Alpart Plans have been timely made or, if not yet due, to the extent required to be reflected in financial statements prepared in accordance with GAAP, are, as of the date of this Agreement, properly reflected on the Balance Sheet or will be, as of the Closing Date, properly reflected on the Closing Balance Sheet. With respect to the

Alpart Plans, no event has occurred and there exists no condition or set of circumstances in connection with which Alpart could be subject to material liabilities (other than routine benefit liabilities) under the terms of, or with respect to, such Alpart Plans or under applicable Laws.

           5.19.3 No Further Obligations. Neither the execution or delivery by Sellers of, nor the performance by Sellers of their obligations under, this Agreement shall (a) be a trigger event under any Alpart Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former officer, employee or agent of Alpart or any of their dependents, or (b) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any officer, employee or agent of Alpart or any of their dependents.

           5.19.4 Seller Employee Plans. Schedule 5.19.4 sets forth a true and complete list of each Seller Employee Plan. With respect to each Seller Employee Plan, Sellers have delivered or made available to Buyer a true, complete and correct copy of such Seller Employee Plan.

     5.20 Insurance. Schedule 5.20 sets forth a true and complete list of all insurance policies (collectively, “Listed Insurance Policies”) and describes all self-insurance arrangements as of the date of this Agreement of or for the benefit of Alpart covering any aspect of the Business. Schedule 5.20 also includes a summary of Alpart’s loss experience since January 1, 2001 under each Listed Insurance Policy. As of the date of this Agreement, all of the Listed Insurance Policies are in full force and effect through the respective dates set forth on Schedule 5.20. Listed Insurance Policies held by Sellers and their Affiliates (other than Alpart) shall be modified as of the Closing Date to terminate coverage with respect to Alpart and any aspect of the Business.

     5.21 Tax Matters.

           5.21.1 Tax Returns. Except as listed or described on Schedule 5.21.1: (a) all Tax Returns required to be filed as of the date hereof with respect to the Purchased Assets, Alpart, any Alpart Assets or the Business have been timely filed (other than those Tax Returns of which Sellers are not aware and that do not involve a material amount of Taxes); (b) all Taxes shown to be due on such Tax Returns have been timely paid; (c) all such Tax Returns are true, correct and complete in all material respects; (d) to Sellers’ knowledge, no material adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority and no basis exists for any such adjustment; (e) to Sellers’ knowledge, there are no pending or threatened actions or proceedings for the assessment or collection of material Taxes relating to the Purchased Assets, Alpart, any Alpart Assets or the Business; and (f) to Sellers’ knowledge, there are no Tax liens on any Alpart Assets or any of the Purchased Assets other than Permitted Liens.

           5.21.2 Unresolved Items. Except as listed or described on Schedule 5.21.2: (a) to Sellers’ knowledge, there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any material Tax to which the Purchased Assets, Alpart Assets, Alpart or the Business may be subject; (b) to Sellers’ knowledge, there are no requests for information from any Tax authority currently outstanding that could materially and adversely affect the Taxes on or in respect of the Purchased Assets, Alpart, any Alpart Assets or

the Business; and (c) to Sellers’ knowledge, there are no proposed reassessments of any property included in the Purchased Assets, the Alpart Assets or the Business that could materially increase the amount of any Tax to which the Purchased Assets, the Alpart Assets or the Business would be subject.

           5.21.3 Stamp Duty. To Sellers’ knowledge, all documents and instruments relating to the Purchased Assets or any Alpart Assets and which are subject to a material amount of stamp duty (other than as a result of the transactions contemplated by this Agreement) have been properly stamped.

     5.22 No Undisclosed Liabilities. To Sellers’ knowledge, Alpart has no liabilities other than those (a) reflected or reserved against on the Balance Sheet, (b) incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice, (c) disclosed on Schedule 5.22, or (d) that would not be reasonably expected to have a Material Adverse Effect.

     5.23 Related Party Transactions. Alpart is not a party to any contract, agreement, arrangement or understanding, written or oral, with any of the Sellers or any of their Affiliates that is not listed on Schedule 1.1(a) or Schedule 5.10.1.

     5.24 Absence of Interest in Certain of the Purchased Assets. At the Closing and upon delivery and payment of the purchase price and assumption of the Assumed Liabilities pursuant hereto, Buyer will acquire all of Sellers’ right, title and interest in, to and under the Kaiser Alpart Loans, the amounts due from Alpart to its partners for funds advanced to Alpart to cover costs of operations, including interest, but excluding depreciation, the Kaiser Contracts (other than the Pechiney Contract and the Trafigura Contract), the Alpart Pechiney Contract and the Alpart Trafigura Contract free and clear of all Liens other than Permitted Liens.

     5.25 Brokers and Finders. None of Sellers or their Affiliates have employed any broker or finder or incurred any liability for any brokerage fees, commission or finders fees in connection with the transactions contemplated hereby, except for the employment of, and related fees and expenses payable to, Lazard Frères & Co. LLC, which will be borne by Sellers or their Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers as follows:

     6.1 Organization. Buyer is a limited liability company duly organized and validly existing under the laws of Jamaica.

     6.2 Corporate Authority. Buyer has the requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Escrow Agreement by Buyer and the performance by Buyer of the obligations contemplated to be performed by Buyer hereunder and thereunder have been duly authorized by all necessary organizational actions, and the execution and delivery of the Transition Services Agreement and the Alumina Supply Agreement by Buyer and the performance by Buyer of the obligations contemplated to be performed by it thereunder will be duly authorized by all necessary corporate actions of Buyer as of the Closing Date. This Agreement and the Escrow Agreement has been duly executed and delivered by Buyer, and the Transition Services Agreement and the Alumina Supply Agreement will be duly executed and delivered by Buyer as of the Closing Date, and each of this Agreement and the Escrow Agreement is, and each of the Transition Services Agreement and the Alumina Supply Agreement will be as of the date of its execution and delivery, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Standard Exceptions.

     6.3 Consents; Non-Contravention. No Consent is required in connection with the execution or delivery by Buyer of, or the performance by Buyer of its obligations under, this Agreement, except for (a) the Consents listed or described on Schedule 6.3, and (b) Consents that would not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement if not obtained or made. Except as listed or described on Schedule 6.3, assuming that, as of the Closing Date, the Consents referred to in the preceding sentence have been obtained or made and remain in full force and effect, the execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations under this Agreement will not, conflict with or result in the violation of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, (a) the charter or bylaws or similar documents of Buyer, (b) any Law to which Buyer is subject, or (c) any agreement or contract to which Buyer is a party or by which Buyer is bound, except in the case of clauses (b) and (c) such conflicts, violations, defaults or rights that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

     6.4 Representations Exclusive. Buyer acknowledges that except as expressly set forth in this Agreement, Sellers have made no representation or warranty as to Alpart, the Business, the Purchased Assets, the Alpart Assets or the Assumed Liabilities. Buyer further acknowledges that this Agreement is subject to any applicable order or act of the Bankruptcy Court.

     6.5 Sufficiency of Funds. Buyer has unencumbered cash on hand or credit arrangements with financially responsible third parties, or a combination thereof, in an aggregate amount sufficient, when combined with the Deposit, to enable it to pay the Final Purchase Price and all fees and expenses payable by it in connection with this Agreement and the transactions contemplated hereby.

     6.6 Investment Intent. The general partnership interests in Alpart included in the Kaiser Partnership Interests are not being purchased by Buyer with a view to distribution, and neither the Kaiser Partnership Interests as a whole nor any portion thereof will be disposed of by Buyer without registration under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration requirements.

     6.7 Brokers and Finders. None of Buyer or its Affiliates have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby.

     6.8 Financial Statements. Buyer has provided Sellers with copies of (a) the consolidated audited financial statements of Hydro and its Affiliates, including Buyer (the “Hydro Consolidated Group”), for the fiscal year ended December 31, 2003; and (b) the unaudited consolidated financial statements of the Hydro Consolidated Group for the three-month period ended March 31, 2004 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements (a) have been prepared in accordance with the books and records of Hydro and its Affiliates (including Buyer), (b) have been prepared in accordance with GAAP in a manner consistent with the historic GAAP accounting practices of the Hydro Consolidated Group, and (c) present fairly, in all material respects, the financial position of the Hydro Consolidated Group as of their respective dates and the results of operations and cash flows of the Hydro Consolidated Group for the respective fiscal periods then ended, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments.

ARTICLE VII

CERTAIN COVENANTS

     7.1 Conduct of the Business; Transition Planning.

           7.1.1 Certain Restrictions. During the period between the signing of this Agreement by the parties hereto and the Closing, Sellers shall use their commercially reasonable efforts to ensure that, except as otherwise contemplated by this Agreement, as required by the Bankruptcy Court, as required by Law, or as listed or described on Schedule 7.1.1(a), (a) the Business is conducted in the ordinary course thereof consistent with past practices, including with respect to maintenance of insurance relating to the Business, (b) Alpart’s material relationships, including those with its employees and suppliers, are preserved, and (c) the condition of the Alpart Assets is materially preserved. Without limiting the generality of the foregoing, during the period between the signing of this Agreement by the parties hereto and the Closing, except as contemplated by Section 7.1.2, as listed or described on Schedule 7.1.1(a) or with the prior consent of Buyer, which consent shall not be unreasonably withheld, Sellers shall not cause, and shall direct the members of Alpart’s executive committee appointed by Sellers not to cause:

                         (i) the taking of any action or the exercise of any of the powers described in Article VIII of the Partnership Agreement;

                         (ii) any arrangement with any contractor for such contractor to perform any of the acts or exercise any of the powers described in Article VIII of the Partnership Agreement;

                         (iii) the performance of any of the actions described in Article 5(b) of the Management Agreement;

                         (iv) the creation, termination or amendment of any Material Contract;

                         (v) any acquisition or disposition of any Alpart Assets outside the ordinary course of conduct of the Business or any acquisition or disposition that is reasonably likely to involve consideration in excess of $250,000;

                         (vi) any capital expenditures to be made by or on behalf Alpart except as contemplated in the 2003 Capital Spending Plan or the 2004/2005 Capital Spending Plan attached hereto as Schedule 7.1.1(b);

                         (vii) any Seller to grant or otherwise suffer to exist any Lien on any of the Purchased Assets, other than Permitted Liens;

                         (viii) the amendment or termination of any Kaiser Contract, other than the Pechiney Contract and the Trafigura Contract;

                         (ix) the creation of any agreement or arrangement with any Governmental Entity that is competent to impose or collect amounts payable in respect of any Taxes relating to the Purchased Assets arising after the Closing Date;

                         (x) any offer to be made by or on behalf of Alpart to employ any individual not currently employed by Alpart for a salary or fee in excess of $100,000 per annum;

                         (xi) the termination, other than for cause, of any Alpart Employee who is material to the Business;

                         (xii) the termination, other than for cause, of all Alpart Employees in any department that is material to the Business;

                         (xiii) a material increase in the aggregate number of Alpart Employees;

                         (xiv) the amendment of any of the material terms of employment of or benefits made available to, or the increase in pay and benefits of, any Alpart Employee or Seller Employee, except for (A) in the case of Alpart Employees subject to a Collective Bargaining Agreement, increases in pay or benefits required under the terms of the applicable Collective Bargaining Agreement and Alpart Plans, (B) in the case of salaried Alpart Employees, increases in pay or benefits which in the aggregate do not exceed the aggregate amount of increases provided therefor in the 2004 budget and, (C) in the case of the Seller Employees, increases in pay or benefits required under employment or benefits agreements and Seller Employee Plans in effect on the date hereof or discretionary bonuses in amounts, and payable on dates, consistent with past practice and otherwise in the ordinary course of business; or

                         (xv) any Seller or Alpart to enter into any agreement to do any of the foregoing.

Buyer shall respond to any request by Sellers for a consent required under this Section 7.1.1 within three business days of delivery of such request, or such shorter period of time as Sellers reasonably requested.

           7.1.2 Alumina Supply Agreements. Except as listed or described on Schedule 7.1.2, Sellers shall not cause the creation of (a) any contract for the supply of alumina received from Alpart or (b) any swap agreement with respect to alumina received from Alpart.

Notwithstanding the immediately preceding sentence or the provisions of Section 7.1.1, Sellers may, without obtaining the consent of Buyer, amend or modify any of the contracts listed or described on Schedule 1.1(b) (excluding the Pechiney Contract and the Trafigura Contract) as described on Schedule 7.1.2 and may, with the consent of Buyer (which consent shall not be unreasonably withheld or delayed), amend or modify any such contract in any other respect that would not materially increase the obligations of the party that is the supplier thereunder.

           7.1.3 Transition Planning. During the period between the signing of this Agreement by the parties hereto and the Closing, Sellers shall supply to Buyer, promptly after they are produced, copies of (a) all regular management accounts relating to the Business, (b) all senior management reports relating to the Business, and (c) all other material reports and information provided to Sellers by Alpart’s executive committee. Solely for the purpose of effecting an orderly transition of ownership of the Purchased Assets and the operation of the Business, the parties shall form a transition committee comprised of one or two individuals selected by Sellers and one or two individuals selected by Buyer (the “Transition Committee”), which shall meet (in person or by telephone) at least twice a week (and on any other occasion reasonably requested by a member of the Transition Committee) during the period prior to the Closing to discuss issues relating to the operation of the Business, including identification of the specific Services (as defined in the Transition Services Agreement) to be provided by Sellers and their Affiliates to Buyer under the Transition Services Agreement. Neither the Transition Committee nor any member thereof in such member’s capacity as such shall have the power to amend this Agreement, waive any provisions hereof, or bind any Seller, Buyer, or any of their respective Affiliates.

     7.2 Access to Information; Confidentiality.

           7.2.1 Access to Information. Sellers shall afford to Buyer (and each of its employees, representatives and agents) reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations, in which case, if requested by Buyer, Sellers shall use commercially reasonable efforts to obtain necessary consents of third parties to allow disclosure of the requested information to Buyer), during normal business hours and upon reasonable notice during the period between the signing of this Agreement by the parties hereto and the Closing, to all of Alpart’s properties, books and records and personnel and Sellers’ properties, books and records that are or relate to the Purchased Assets and, during that period, Sellers shall furnish as promptly as practicable to Buyer any information (subject, however, to existing confidentiality and similar nondisclosure obligations, in which case, if requested by Buyer, Sellers shall use commercially reasonable efforts to obtain necessary consents of third parties to allow disclosure of the requested information to Buyer) concerning Alpart and the Purchased Assets that Buyer may from time to time reasonably request.

           7.2.2 Confidentiality. Buyer shall keep confidential any information concerning the Purchased Assets, Sellers and any Affiliate of any Seller that is furnished to Buyer by or on behalf of Sellers in any manner, including in written form, orally or through any electronic facsimile or computer-related communication (“Seller Confidential Information”), whether furnished before or after the date of this Agreement, together with analyses, compilations, studies or other documents prepared by Buyer or any of Buyer’s directors, officers, employees, agents, Affiliates or advisers (including attorneys, accountants, consultants, bankers, financial advisers and any representative of Buyer’s advisers) (collectively, “Representatives”), except to the extent that disclosure of such Seller Confidential Information (a) has been consented to in writing by Kaiser, (b) is required by law, regulation, supervisory authority or other applicable judicial or governmental order or (c) is made to Buyer’s Representatives who need to know such Seller Confidential Information for the purpose of evaluating the transactions contemplated by this Agreement (it being understood that such Representatives shall have been advised of this confidentiality obligation and shall have agreed to be bound by the provisions hereof). The term “Seller Confidential Information” does not include information that (x) was or becomes generally available to the public other than as a result of disclosure by Buyer or its Representatives, (y) was or becomes available to Buyer on a non-confidential basis from a source other than Sellers or Sellers’ Representatives (provided that such source was not known by Buyer, after reasonable inquiry, to be bound by any agreement with Sellers to keep such information confidential, or otherwise prohibited from transmitting the information to Buyer by a contractual, legal or fiduciuary obligation), or (z) was or becomes available to Buyer as a result of Hydro’s status as a partner in Alpart (provided that nothing herein shall affect Hydro’s obligations under the Partnership Agreement or otherwise as a partner in Alpart with respect to information contemplated by this clause (z)). In any event, Buyer shall be responsible for any breach of this Section 7.2.2 by any of Buyer’s Representatives (including such Representatives who, subsequent to the date of disclosure of Seller Confidential Information, become Buyer’s former Representative) and Buyer shall, at its sole expense, take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure under this Section 7.2.2.

     7.3 Commercially Reasonable Efforts; Regulatory Matters.

           7.3.1 Efforts to Close. Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other party or parties, as the case may be, in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, including (a) the satisfaction of the conditions set forth in Article VIII, (b) obtaining, or causing to be obtained, all Consents required from Buyer or any of its Affiliates pursuant to, or as contemplated under, the Partnership Agreement, the Management Agreement and this Agreement, and (c) arranging and coordinating contacts with third parties in obtaining Consents contemplated by this Agreement. Without limiting the generality or effect of the foregoing, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain all Consents of Governmental Entities, if any, that are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions thereto and to procure in the name of Buyer, or effect the transfer to Buyer of, all permits (other than permits held directly by Alpart) that relate to, or are required in connection with the ownership and operation of the Alpart Assets and the Purchased Assets, or in the conduct of the Business.

           7.3.2 Notice of Breaches; Events Affecting Closing. During the period between the signing of this Agreement by the parties hereto and the Closing, Sellers and Buyer shall promptly notify each other in writing of all events, circumstances, facts and occurrences which

(a) result in any breach of the notifying party’s covenants in this Agreement or which have the effect of making any of its representations or warranties in this Agreement untrue or incorrect; (b) will or is reasonably likely to prevent any of the conditions precedent set forth in Article VIII from being satisfied; or (c) challenge the transactions contemplated hereby or the entry of the Sale Order. Sellers shall promptly notify Buyer of the commencement of any investigation, inquiry or review by any Governmental Entity with respect to the Business or if any such investigation, inquiry or review, to the knowledge of any Seller, becomes contemplated.

     7.4 Bankruptcy Court Approval.

           7.4.1 [INTENTIONALLY OMITTED].

           7.4.2 Hearing on and Entry of the Sale Order. Sellers and Buyer acknowledge that the Bankruptcy Court entered an order (the “Sales Order”) authorizing and approving the sale to Buyer of the Purchased Assets on the terms set forth in this Agreement after a hearing on April 26, 2004. Buyer acknowledges that the Sale Order is in form and substance acceptable to Buyer.

           7.4.3 Retention of Jurisdiction. The Sale Order provides for the Bankruptcy Court to retain exclusive jurisdiction, through the date of entry of the order approving the final decree in one or more of Sellers’ Bankruptcy Cases, to interpret, construe and enforce the provisions of this Agreement and the Sale Order, and further to hear and determine any and all disputes (a) between Sellers and Buyer and (b) between any Seller and Buyer, on the one hand, and any third party, on the other hand, concerning, inter alia, Sellers’ assignment of the Alpart Pechiney Contract, the Alpart Trafigura Contract and the Kaiser Contracts (other than the Pechiney Contract and the Trafigura Contract) to Buyer to the extent contemplated by this Agreement and any third party’s rights and obligations under any agreements relating to the Assumed Liabilities; it being understood that, in the event the Bankruptcy Court subsequently abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this Section 7.4.3 or it is subsequently determined that the Bankruptcy Court is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

     7.5 [INTENTIONALLY OMITTED].

     7.6 Public Announcements. Buyer, on the one hand, and Sellers, on the other hand, shall provide each other the opportunity to review and comment upon any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to obtaining each other’s consent, except as may be required by applicable Law or by the Bankruptcy Court. In the event a press release or public statement is required by applicable Law or by the Bankruptcy Court, Buyer, on the one hand, or Sellers, on the other hand, shall nevertheless consult with the other parties prior to issuing such press release or making such public announcement if reasonably practicable.

     7.7 Tax Matters.

           7.7.1 Cooperation. Buyer, on the one hand, and Sellers, on the other hand, shall (a) provide each other, upon request, with any assistance that may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (b) provide each other, upon request, with any records or other information in their respective possession that may be relevant to that Tax Return, audit, examination or proceeding, (c) provide each other with any final determination of any such audit, examination or proceeding that affects any amount required to be shown on any Tax Return of the other for any period, and (d) use their commercially reasonable efforts, upon request, to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer, on the one hand, and Sellers, on the other hand, shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all records or information that may be relevant to Tax Returns filed by the other party for all Tax periods or portions thereof ending before or including the Closing Date.

           7.7.2 Treatment of Payments. Sellers and Buyer agree to treat all payments made under Section 3.3 and Article X as purchase price adjustments for Tax purposes, unless otherwise required by Law.

           7.7.3 Tax Elections. From and after the date of this Agreement, Sellers shall not without the prior written consent of Buyer (which consent may not be unreasonably withheld) make, or cause or permit to be made, any Tax election not consistent with prior practices that could be reasonably expected to result in an increase in either Buyer’s or Alpart’s Tax obligations or to have a Material Adverse Effect.

           7.7.4 Allocation of Taxes. In the case of any Tax payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the ownership or use of the Purchased Assets or the operation of the Business prior to the Closing Date:

                    (a) in the case of Taxes that are either (x) based upon or related to income, receipts, production, shipments or similar items or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement governed by Section 11.4), shall be deemed equal to the amount which would be payable if the taxable period ended on the Closing Date; and

                    (b) in the case of Taxes imposed on a periodic basis shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.

           7.7.5 Tax Returns and Payments.

                    (a) From the date of this Agreement through and after the Closing Date, Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Entity (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Purchased Assets and the Business that are due on or before or relate to any taxable period ending on or before the Closing Date. Buyer shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Entity (or cause to be prepared or so furnished) in a timely manner all Tax Returns (excluding those of Sellers) relating to the Purchased Assets and the Business for any taxable period that begins prior to the Closing Date and ends after the Closing Date and that are not yet filed. The Tax Returns described in the preceding two sentences, and the Tax Returns of the Sellers insofar as they relate to the Purchased Assets and the Business, shall be prepared in a manner consistent with past practices, provided that such Tax Returns may be prepared in a manner not consistent with past practices, but only to the extent that preparation in such a manner does not materially and adversely affect the non-filing party. Buyer shall prepare and file or cause to be prepared and filed all Tax Returns with respect to any taxable period relating to the Purchased Assets and the Business for any taxable period that begins after the Closing Date. No Tax Return relating to the Purchased Assets or the Business covering any period (a) ending on or before the Closing Date or (b) beginning before the Closing Date and ending after the Closing Date shall be amended by Buyer without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

                    (b) With respect to any Tax Return required to be filed by Buyer with respect to the Purchased Assets or the Business and as to which an amount of Tax is allocable to the other party under Section 7.7.4(b), Buyer shall provide Sellers and their authorized representatives with a copy of such completed Tax Return and a statement setting forth the amount of Tax shown on such Tax Return that is so allocable to Sellers, together with appropriate supporting information and schedules at least 30 calendar days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Sellers and their authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. Sellers and Buyer agree to consult and resolve in good faith any issue arising out of the review of any such Tax Return. In the event the parties are unable to resolve any dispute within 15 calendar days following the delivery of such Tax Return by Buyer to Sellers, Sellers and Buyer shall submit the items remaining in dispute to the Independent Auditor to be chosen as provided by Section 3.4. The decision of the Independent Auditor shall be final and binding on the parties. The fees and expenses of the Independent Auditor will be borne equally by Buyer, on the one hand, and Sellers, on the other hand. The Independent Auditor shall make any such determination no later than five calendar days before the Tax Return is due.

           7.7.6 Contests. Inquiries, claims, assessments, audits or similar events with respect to Taxes for which the Sellers may be liable under Article X shall be governed in accordance with the procedures set forth in Section 10.5.

     7.8 Certain Employee Matters.

           7.8.1 Employment Offers. Buyer may, in its sole discretion, offer employment to any one or more of the individuals listed on Schedule 7.8.1 (the “Seller Employees”). Within ten calendar days after the date of this Agreement, Buyer shall deliver to Sellers a notice listing each Seller Employee to which Buyer intends to make an offer of employment, provided that Sellers shall have provided Buyer with a description of the base pay, incentive compensation and employee benefits provided immediately prior to the date of this Agreement to each Seller Employee. The offer for each such individual shall be on such terms and conditions, including with respect to pay and benefits, at least comparable, in the aggregate, to the base pay, incentive compensation and employee benefits provided by Kaiser to such individual on the date of this Agreement.

           7.8.2 Release of Seller Employees; No Solicitation. Kaiser shall release from any and all employment obligations to or from Kaiser, any Seller Employee who accepts an offer made by Buyer, and for two years following the Closing, no Seller nor any of their Affiliates shall, directly or indirectly, on its own behalf or otherwise, solicit or make any offer of employment or otherwise offer any incentive to any Seller Employee who is hired by Buyer or to any Seller Employee to leave the employ of Buyer or Alpart while such person remains an employee of Buyer or Alpart; provided, however, that the foregoing shall not apply to any such Seller Employee who (a) initiates discussions regarding such employment without any direct or indirect solicitation by any Seller, or (b) responds to any public advertisement placed by any Seller.

     7.9 Alpart Employees.

           7.9.1 Continuation of Employment. On the Closing Date, all employees of Alpart (the “Alpart Employees”) shall remain employees of Alpart.

           7.9.2 Benefits Maintenance. Except in cases in which Buyer and the applicable bargaining unit otherwise agree and such agreement would not result in any liability to any Seller, Buyer shall cause Alpart following the Closing to (a) with respect to Alpart Employees subject to the Collective Labour Agreement, dated May 1, 2001, between Alpart and the National Workers Union of Jamaica, representing hourly-rated employees in the Bauxite Mining, Alumina Processing and Port and Railroad Operations, until the expiration of such Collective Labour Agreement, honor and provide for payment of all obligations and benefits under all Alpart Plans in accordance with their terms and provide base pay, incentive compensation and employee benefits to each such Alpart Employee that are comparable in the aggregate to the base pay, incentive compensation and employee benefits provided by Alpart to such Alpart Employee immediately prior to the Closing, and (b) with respect to Alpart Employees subject to the Memorandum of Agreement, dated November 1, 2002, between Alpart and the National Workers Union of Jamaica, representing hourly-rated employees in the Lands Department, until the expiration of such Memorandum of Agreement, honor and provide for payment of all obligations and benefits under all Alpart Plans in accordance with their terms and provide base pay, incentive compensation and employee benefits to each such Alpart Employee that are comparable in the aggregate to the base pay, incentive compensation and employee benefits provided by Alpart to such Alpart Employee immediately prior to the Closing.

           7.9.3 No Employment Guarantee. Nothing contained in this Section 7.9 shall be deemed to be a commitment on the part of Buyer or Alpart to provide employment to any Alpart Employee for any period of time.

           7.9.4 No Prohibition on Amendment of Alpart Plans. Except as otherwise provided in this Section 7.9, nothing contained herein shall be deemed to prevent Buyer or Alpart from amending or terminating any Alpart Plan in accordance with its terms.

     7.10 Plan of Reorganization. Sellers shall take such actions as are necessary to provide that their plan of reorganization or plan of liquidation in conjunction with the Bankruptcy Cases will not alter the rights and obligations of the parties under this Agreement, or affect the validity and continuing force and effect of this Agreement.

     7.11 Transition Services Agreement. Buyer and Sellers shall execute and deliver at the Closing a transition services agreement in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”). Promptly following the execution and delivery of this Agreement, representatives of Buyer and Sellers shall meet to develop a transition plan which shall identify services and service periods (not to exceed 90 days) to be provided pursuant to the terms and conditions of the Transition Services Agreement.

     7.12 Insurance. Buyer acknowledges that Kaiser and its Affiliates intend to terminate coverage with respect to Alpart and the Business under all Listed Insurance Policies held by Kaiser or any of its Affiliates (other than Alpart) effective as of the Closing. To the extent any such termination of insurance coverage results in a refund of insurance premiums to Alpart (either directly or indirectly), Buyer shall cause Alpart to pay to Sellers an amount equal to 65% of such refund promptly upon receipt thereof.

     7.13 Confidential Information. For a period beginning on the Closing Date and ending on the third anniversary thereof, Sellers shall not, without the prior written consent of Buyer, reveal or make accessible to any Person any confidential information relating to the Business. For purposes of this Section 7.13, the term “confidential information” shall not include information (a) which is already available to the public or becomes available to the public other than as a result of a breach of this Section 7.13, (b) which is the proprietary information of any Seller, or (c) which is used by any Seller or any of their Affiliates in conjunction with any of its or their respective businesses, including the operations conducted at Kaiser’s alumina refinery in Gramercy, Louisiana and the alumina refinery owned by Queensland Alumina Limited in Queensland, Australia; provided that information relating exclusively to Alpart and which is not already available to the public shall be included in the term “confidential information” until such time as such information becomes available to the public other than in breach of this Section 7.13. Notwithstanding the foregoing, Sellers may disclose such confidential information to the extent permitted by Section 7.2 or required to comply with any valid or effective subpoena or order issued by a Governmental Entity, with applicable Law or with any requirement of any exchange upon which the securities of any of the Sellers or any of their Affiliates are traded; provided that in the event any Seller receives any such request or demand to disclose all or any part of the confidential information, such Seller shall promptly notify Buyer of the existence and terms of such request or demand, and, at Buyer’s request and expense, shall cooperate with Buyer to obtain a protective order or other appropriate remedy to maintain the confidentiality of such information; and, provided further, if such Seller is required to disclose confidential information for any such reason, such Seller shall disclose only such portion thereof which, in the opinion of its legal counsel, it is legally required to disclose, and shall use its commercially reasonable efforts to obtain confidential treatment of such disclosed information. Nothing contained in this Agreement, including this Section 7.13, shall preclude any Seller or any Affiliate of any Seller from disclosing confidential information (a) to the Bankruptcy Court or any court in which appeals or other applications for review of orders or judgments of such Bankruptcy Court may be made so long as the disclosure made to the court is filed under seal or is otherwise disclosed to the court only after the implementation of appropriate court measures (such as in camera proceedings) to ensure that the confidential information so disclosed will remain confidential, (b) to members of the statutory committee of unsecured creditors appointed in the Bankruptcy Cases (the “UCC”), to members of the statutory committee of asbestos claimants appointed in the Bankruptcy Cases (the “ACC”), to the legal representative of the class of future asbestos personal injury claimants appointed in the Bankruptcy Cases (the “Futures Representative”), to advisers to the UCC, the ACC or the Futures Representative and to other parties in interest in the Bankruptcy Cases and their advisers, in each case so long as they are contractually obligated to any Seller or any Affiliate of any Seller to keep confidential any nonpublic, confidential or proprietary information regarding any Seller or any Affiliate of any Seller provided to them by any Seller or any Affiliate of any Seller in connection with the Bankruptcy Cases, or to their respective representatives.

     7.14 Provision of Alpart Records. Beginning on the Closing Date and as soon as is practicable thereafter, Sellers shall, and shall cause their Affiliates and each of their respective directors, officers, representatives, employees and agents to, deliver to Alpart or Buyer, at the expense of Sellers, all records (including originals when available) of Alpart and Alpart Farms in the possession or control of any Seller or Affiliate of a Seller, including documents, minutes, papers, records, files, worksheets, recordings, computer files, computer or word processing software and similar material (“Records”) owned by or developed by or on behalf of Alpart or Alpart Farms (the “Alpart Records”); provided, that Records developed by any Seller or any Affiliate of any Seller in connection with a Seller’s status as a partner of Alpart or a stockholder of Alpart Farms shall not be deemed Alpart Records; provided further, that nothing contained in this Agreement shall prevent any Seller or any Affiliate of a Seller from making and retaining duplicates of any Alpart Records at its expense that, in the sole discretion of any Seller, are reasonably necessary (a) to facilitate the preparation of any Tax Returns or other filings, (b) to prepare financial statements or other accounting records, (c) to defend or settle any litigation or proceedings, whether filed prior or subsequent to the Closing Date, which relate to periods prior to the Closing Date, or (d) for any other reasonable business purpose; and provided further, that after the Closing, subject to applicable confidentiality agreements (in which case, if requested by Sellers, Buyer shall use commercially reasonable efforts to obtain necessary consents of third parties to allow disclosure of the requested information to Sellers), Buyer shall afford Sellers, their Affiliates and each of their respective directors, officers, representatives, employees and agents, upon reasonable notice, reasonable access during normal business hours to any Alpart Records (and permit Sellers, their Affiliates and each of their respective directors, officers, representatives, employees and agents to make and retain duplicates of any such Alpart Records), to the extent that such access may be reasonably requested by Sellers (a) to facilitate the preparation of any Tax Returns or other filings, (b) to prepare financial statements or other accounting records, (c) to defend or settle any litigation or proceedings, whether filed prior or subsequent to the Closing Date, which relate to periods prior to the Closing Date, or (d) for any other reasonable business purpose.

     7.15 [INTENTIONALLY OMITTED].

     7.16 Further Assurances. From time to time after Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver such documents and instruments and do such other commercially reasonable acts and things, as may be reasonably necessary for the purpose of carrying out the intent of this Agreement. Without limiting the generality of the foregoing, the parties shall cooperate to procure any Consents that are required to be obtained in connection with the transactions contemplated hereby, and which have not been obtained prior to the Closing.

     7.17 [INTENTIONALLY OMITTED].

     7.18 Carifa Debt. Prior to the Closing, KJC and AJI or Kaiser, on behalf of KJC and AJI, on the one hand, and Buyer or an Affiliate of Buyer, on behalf of Buyer, on the other hand, shall (a) make loans, evidenced by one or more promissory notes, to Alpart in the aggregate original principal amount required to redeem in full the Carifa Debt (collectively, the “Carifa Repayment Loan”), (b) cause Alpart to irrevocably commit to cause the redemption of the Carifa Debt in accordance with its terms, and (c) cause Alpart to deposit into a bond fund the amount required to redeem the Carifa Debt in full or to pay Alpart’s reimbursement obligations with respect to the Carifa Debt if the letters of credit securing the Carifa Debt are drawn upon in connection with the redemption of the Carifa Debt.

ARTICLE VIII

CONDITIONS TO CLOSING

     8.1 Conditions to the Obligations of Each Party. The obligations of Buyer and each Seller to consummate the Transfer of the Purchased Assets are subject to the satisfaction of the following conditions:

           8.1.1 No Injunction. There shall not be in effect any preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree issued by any Governmental Entity, the effect of which prohibits the Closing.

           8.1.2 Third Party Consents. The Consents identified on Schedule 8.1.2 shall have been obtained; provided, however, that notwithstanding anything herein to the contrary, the obligation of Buyer to consummate the Transfer of the Purchased Assets is not subject to obtaining the Consents identified as items 2, 9, 10 and 11 of Schedule 5.3.

           8.1.3 [INTENTIONALLY OMITTED].

           8.1.4 Bankruptcy Court Approval. The Sale Order shall not have been vacated, and no stay of the Sale Order pending appeal shall have been entered.

     8.2 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the Transfer of the Purchased Assets is subject to the satisfaction (or written waiver by Sellers) of each of the following further conditions:

           8.2.1 Compliance by Buyer. Buyer shall have performed and complied, in all material respects, with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate signed by an executive officer or other comparable authorized representative of Buyer to the foregoing effect.

           8.2.2 Accuracy of Buyer’s Representations. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true in all respects, and those that are not so qualified shall be true in all material respects, at and as of the Closing Date as if made at and as of that time (other than representations and warranties made as of a specific time or date which will speak at and as of that specific time or date), and Sellers shall have received a certificate signed by an executive officer or other comparable authorized representative of Buyer to the foregoing effect.

           8.2.3 Assumption Documents. Buyer shall have executed and delivered such Assumption Documents as Sellers reasonably request, each of which shall be in form and substance reasonably satisfactory to Sellers.

           8.2.4 Alumina Supply Agreement. Buyer shall have executed and delivered the Alumina Supply Agreement.

           8.2.5 Release of Sellers. Sellers shall have received a release from applicable Jamaican Government Entities with respect to (a) any and all obligations of any Seller arising after the Closing Date under any contracts with such Jamaican Governmental Entities related to the Business or the Purchased Assets and (b) any Tax (including any levy) arising from the operation of the Business after the Closing Date.

           8.2.6 Payment of Purchase Price. Buyer shall have paid, via wire transfer of immediately available funds to an account or accounts designated by Sellers, cash in an amount equal to the Estimated Purchase Price less the amount of the Deposit calculated pursuant to the Escrow Agreement (including the deduction of any Fees (as defined in the Escrow Agreement)), and the Escrow Agent shall have distributed the Deposit to Sellers in accordance with the Escrow Agreement.

           8.2.7 Consent under DIP Facility. Sellers shall have received all Consents required under the DIP Facility.

           8.2.8 Certificate Regarding Resolutions. Sellers shall have received from Buyer a copy of the resolutions adopted by its board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized representative of Buyer.

           8.2.9 Cash Payment to Kaiser. Buyer shall have paid, via wire transfer of immediately available funds to an account or accounts designated by Kaiser, $11,200,000.

     8.3 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Transfer of the Purchased Assets is subject to the satisfaction (or written waiver by Buyer) of each of the following further conditions:

           8.3.1 Compliance by Sellers. Each Seller shall have performed and complied, in all material respects, with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed by an executive officer of such Seller to the foregoing effect.

           8.3.2 Accuracy of Each Seller’s Representations. The representations and warranties of each Seller contained in this Agreement that are qualified as to materiality shall be true in all respects, and those that are not so qualified shall be true in all material respects at and as of the Closing Date as if made at and as of that time (other than representations and warranties made as of a specific time or date which will speak at and as of that specific time or date), and Buyer shall have received a certificate signed by an executive officer of such Seller to the foregoing effect.

           8.3.3 [INTENTIONALLY OMITTED].

           8.3.4 Transfer Documents. Each Seller shall have executed and delivered Transfer Documents, together with certificates of title or other appropriate documentation for unregistered lands, with respect to the Owned Real Property, in recordable form, and such other Transfer Documents as Buyer reasonably requests, each of which shall be in form and substance reasonably satisfactory to Buyer; it being understood that, Sellers’ obligations to deliver Transfer Documents for the Owned Real Property shall be deemed satisfied notwithstanding Sellers’ failure to deliver Transfer Documents with respect to one or more parcels of Owned Real Property, provided that the failure to transfer legal title to such parcels of Owned Real Property, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

           8.3.5 Technology License. Kaiser, KJC, AJI and Alpart shall have entered into a technology license agreement in substantially the form attached hereto as Exhibit G (the “Technology License”).

           8.3.6 [INTENTIONALLY OMITTED].

           8.3.7 Resignation of Executive Committee Members. All members of Alpart’s executive committee who were appointed by KJC or AJI shall have resigned.

           8.3.8 Sale Order. The Sale Order shall continue to be a Final Order.

           8.3.9 Kaiser Contracts and Certain Other Contracts. All defaults of Sellers under each Kaiser Contract in existence as of the Closing, the Alpart Pechiney Contract and the Alpart Trafigura Contract other than defaults or breaches that arise solely from the filing of Sellers’ petitions to commence the Bankruptcy Cases shall have been cured by Sellers, or Sellers shall have provided adequate assurance that any such defaults shall be promptly cured by Sellers (which defaults, as between Buyer and all parties to the Kaiser Contracts in existence as of the

Closing, the Alpart Pechiney Contract and the Alpart Trafigura Contract other than Sellers, shall for all purposes be deemed irrevocably cured by Sellers’ provision of adequate assurance).

           8.3.10 Alpart Pechiney Contract. The Pechiney Contract shall have been terminated by mutual agreement of the parties thereto, and KAI and Pechiney Trading Company shall have entered into an alumina supply contract on substantially the same terms (with respect to delivery of alumina produced at Alpart) as the Pechiney Contract providing for the supply by KAI to Pechiney Trading Company of only alumina produced at Alpart that KAI is scheduled to supply to Pechiney Trading Company under the Pechiney Contract (the “Alpart Pechiney Contract”).

           8.3.11 Alpart Trafigura Contract. The Trafigura Contract shall have been terminated by mutual agreement of the parties thereto, and KAI and Trafigura AG shall have entered into an alumina supply contract on substantially the same terms (with respect to delivery of alumina produced at Alpart) as the Trafigura Contract providing for the supply by KAI to Trafigura AG of only alumina produced at Alpart that KAI is scheduled to supply to Trafigura AG under the Trafigura Contract (the “Alpart Trafigura Contract”).

           8.3.12 Transition Services Agreement. Sellers shall have executed and delivered the Transition Services Agreement.

           8.3.13 Secretary’s Certificate. Buyer shall have received from each Seller a copy of the resolutions adopted by its board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the corporate secretary or assistant secretary of such Seller.

ARTICLE IX

TERMINATION

     9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

           9.1.1 Mutual Consent. By mutual written consent of Sellers and Buyer.

           9.1.2 Sellers Termination. By Sellers upon written notice to Buyer, (a) if the Closing has not occurred on or before June 30, 2004, so long as the failure to close is not due to a material breach of this Agreement by Sellers, (b) so long as no Seller is then in material breach of any of its representations, warranties or covenants in this Agreement, if Buyer is in material breach of any of its representations, warranties or covenants contained in this Agreement and such breach shall be incapable of being cured, or if capable of being cured, shall not have been cured within 30 calendar days following delivery to Buyer of written notice of such breach (specifying in reasonable detail the claimed breach and demand of its cure or satisfaction), or (c) if termination is directed pursuant to an order of the Bankruptcy Court.

           9.1.3 Buyer Termination. By Buyer, upon written notice to Sellers, (a) if the Closing has not occurred on or before June 30, 2004, so long as the failure to close is not due to a material breach of this Agreement by Buyer, (b) so long as Buyer is not then in material breach of any of its representations, warranties or covenants contained in this Agreement, if Sellers are in material breach of any of their representations, warranties or covenants contained in this Agreement and such breach shall be incapable of being cured, or if capable of being cured, shall not have been cured within 30 calendar days following delivery to by Sellers of written notice of such breach (specifying in reasonable detail the claimed breach and demand of its cure or satisfaction), or (c) if termination is directed pursuant to an order of the Bankruptcy Court.

     9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement, except for the provisions of this Section 9.2 and Sections 7.2.2, 7.6, 9.3, 11.4, 11.5, 11.7, 11.8 and 11.11, will forthwith become null and void and have no effect, without any liability on the part of any party to this Agreement or their respective Affiliates. Nothing in this Article IX will, however, relieve any party to this Agreement of liability for breach of this Agreement occurring prior to that termination or for breach of any provision of this Agreement which specifically survives termination hereunder. Moreover, notwithstanding the termination of this Agreement, the Escrow Agreement shall remain in full force and effect in accordance with its terms, including with respect to the distributions of the escrow funds held thereunder. Nothing in this Agreement shall require that the Bankruptcy Court approve the termination of this Agreement in order for such termination to be effective.

ARTICLE X

INDEMNIFICATION

     10.1 Survival of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND (INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY OR FITNESS OF THE PURCHASED ASSETS OR THE ALPART ASSETS FOR THEIR INTENDED PURPOSES OR ANY PARTICULAR PURPOSE), EXPRESSED OR IMPLIED, WITH RESPECT TO SELLERS, ALPART, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (a) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES RELATING TO THE FUTURE RESULTS OF OPERATIONS, CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT OF ANY OF THEM) OF ALPART OR THE BUSINESS OR (b) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES REGARDING SELLERS, ALPART, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. The representations and warranties of the parties contained in this Agreement (or in any certificate delivered pursuant hereto) other than those contained in Section 5.21 will expire twelve months after the Closing Date (the end of such twelve month period, the “General Termination Date”), except with respect to claims asserted with respect to those representations and warranties in a Notice of Claim delivered prior to the General Termination Date in which case they will survive until the resolution of those claims in accordance with this Article X. The representations and warranties of the parties contained in Section 5.21 will expire 30 days after expiration of the applicable statutes of limitations on assessment of Taxes that would be indemnifiable by Sellers under this Agreement (the end of such period, the “Tax Termination Date” and together with the General Termination Date, the “Termination Dates”). The covenants of the parties contained in this Agreement will remain operative and in full force and effect without any time limitation, except as any such covenant is limited in duration by the express terms of this Agreement.

     10.2 Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend and hold Sellers and their Affiliates, and their respective directors, officers, partners, managers, members, representatives, employees and agents (collectively, the “Seller Indemnified Parties”), harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs, royalties, payments, license fees and expenses (including interest, penalties, attorneys’ fees, accounting fees and investigation costs) (collectively, “Losses”) resulting from or arising out of (a) any breach of any representation or warranty of Buyer contained herein or in any certificate delivered by Buyer pursuant hereto (provided that Sellers properly notify Buyer of the claim that a representation or warranty has been breached and that notice is given by Sellers in writing prior to the applicable Termination Date), (b) any breach of any covenant of Buyer contained herein, which covenant requires performance by Buyer after the Closing, (c) any of the Assumed Liabilities, or (d) the operation by Buyer of the Business or the ownership or use by Buyer of the Purchased Assets after the Closing, except to the extent Sellers are obligated to indemnify Buyer with respect thereto.

     10.3 Indemnification by Sellers. From and after the Closing, Sellers will indemnify, defend and hold Buyer and its Affiliates, and their respective directors, officers, partners, managers, members, representatives, employees and agents (collectively, the “Buyer Indemnified Parties”), harmless from and against any all Losses resulting from or arising out of (a) any breach of any representation or warranty of Sellers contained herein or in any certificate delivered by Sellers pursuant hereto (provided that Buyer properly notifies Sellers of the claim that a representation or warranty has been breached and that notice is given to Sellers in writing prior to the applicable Termination Date), (b) any breach of any covenant of Sellers contained herein, which covenant requires performance by a Seller after the Closing, or (c) any of the Retained Liabilities. Notwithstanding anything to the contrary contained in this Agreement, none of Buyer, in its capacity as a successor to the Partnership Interests of KJC or AJI, or any of Buyer’s successors or assigns in such capacity, may assert against any Seller any Indemnification Claim for Losses resulting from or arising out of a breach by either KJC or AJI of its fiduciary duties to each other as partners in Alpart.

     10.4 Limitations.

           10.4.1 Thresholds, Basket and Cap. Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraud, no indemnified party shall be entitled to receive any amount in respect of breaches of representations and warranties made by the indemnifying parties in this Agreement except to the extent, and only to the extent, that (a) the amount of Losses in respect of a single inaccuracy or breach exceeds $100,000 (the “De Minimis Threshold”) and (b) the aggregate amount of all Losses suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, exclusive of any and all Losses for which indemnification is not available as a result of clause (a), exceeds $500,000 (the “Basket”), in which case the indemnifying parties will only be liable for that excess. The aggregate liability of Sellers with respect to Losses suffered by the Buyer Indemnified Parties as a result of breaches of representations and warranties shall not exceed $1.00, and the aggregate liability of Buyer with respect to Losses suffered by the Seller Indemnified Parties as a result of breaches of representations and warranties shall not exceed $5,000,000.

     10.4.2 Netting of Insurance Proceeds. Except in the case of fraud, no indemnified party shall be entitled to indemnification for any Losses (a) unless and until such indemnified party or, if such indemnified party is not a party hereto, the party hereto through whom the indemnifying party derives its rights to indemnification, and its Affiliates have taken reasonable steps to pursue all claims for insurance available with respect to those Losses and (b) to the extent of the amount of insurance recovered by such party or its Affiliates with respect to those Losses.

     10.5 Procedures.

           10.5.1 Notice of Claim; Information. After obtaining knowledge of any facts that have given rise to, or could reasonably give rise to, a claim for indemnification under this Article X (an “Indemnification Claim”), including Indemnification Claims satisfying the De Minimis Threshold (whether or not the Basket has been reached), an indemnified party shall give written notice to the indemnifying party of such Indemnification Claim (“Notice of Claim”); provided, however, that the failure to give a Notice of Claim to the indemnifying party shall not relieve the indemnifying party from any liability that it may have to an indemnified party hereunder to the extent the indemnifying party is not prejudiced by such failure. The Notice of Claim shall set forth the amount (or a reasonable estimate, if then practicable) of the Losses suffered, or which may be suffered, by an indemnified party as a result of such Indemnification Claim. The indemnified party will furnish to the indemnifying party such information (in reasonable detail) it may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

           10.5.2 Right to Defense. In the event any claim set forth in the Notice of Claim is a claim asserted against an indemnified party by a third party, upon delivery by the indemnifying party to the indemnified party of written notice, the indemnifying party may assume and control the defense thereof with counsel of its choice, and thereafter the indemnifying party will not be liable to the indemnified party hereunder for any fees of other counsel subsequently accrued by the indemnified party in connection with the defense thereof. In the event a Notice of Claim is delivered under this Article X, so long as there is no actual or reasonably anticipated conflict, the indemnifying party and the indemnified party will cooperate fully with each other, at the indemnifying parties’ cost and expense, in connection with the defense, negotiation or settlement of the claim covered by such Notice of Claim. If the indemnifying party assumes the defense of an action, (a) the indemnified party will be entitled to participate therein at its sole cost and expense and (b) no settlement or compromise thereof which involves an admission of guilt or liability on the part of the indemnified party or which does not include a full and unconditional release of the indemnified party in connection with the subject matter of the action such assessment or claim may be effected by the indemnifying party without the consent of the indemnified party. If the indemnifying party does not assume the defense of an action, the indemnified party may defend, compromise or settle the action, but no compromise or settlement thereof may be effected at the expense of the indemnifying party without the written consent of the indemnifying party; provided, however, that if it is ultimately determined in a proceeding in accordance with Section 11.9 that the indemnifying party has liability with respect to such action pursuant to the terms of this Agreement, the indemnifying party shall be bound by such compromise or settlement notwithstanding that the indemnifying party did not consent in writing to such compromise or settlement.

     10.6 Exclusive Remedies. From and after the Closing, except in the case of fraud, the parties’ right to indemnification under this Article X with respect to any Losses shall be its sole and exclusive remedy for damages under or with respect to this Agreement or the transactions contemplated hereby, and it shall not be entitled to pursue, and hereby expressly waives, any and all rights that may otherwise be available either at law or in equity with respect thereto. Without limiting the generality of the foregoing, each party waives to the fullest extent permitted by law any claim or cause of action which it might otherwise assert, including under the common law or federal or state securities, trade regulations or other Laws, by reason of this Agreement or the transactions contemplated hereby, except for claims and causes of action brought pursuant to this Article X.

ARTICLE XI

MISCELLANEOUS

     11.1 Entire Agreement. This Agreement, including the Schedules and Exhibits to this Agreement and the Escrow Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof.

     11.2 Notices. All notices, requests, claims, demands and other communications to any party hereunder must be in writing and must be given by hand delivery, by courier service or by facsimile to the applicable party at the following address or facsimile number:

if to Sellers or any Seller, to:

Kaiser Aluminum & Chemical Corporation
5847 San Felipe, Suite 2500
Houston, Texas 77057-3010
Phone: (713) 267-3777
Facsimile: (713) 332-4605
Attention: General Counsel

with copies to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Phone: (214) 969-3721
Facsimile: (214) 969-5100
Attention: Troy B. Lewis, Esq.

and

Official Committee of Unsecured Creditors of
Kaiser Aluminum & Chemical Corporation
c/o Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022
Phone: (212) 872-1034
Facsimile: (212) 872-1002
Attention: Lisa G. Beckerman, Esq.

if to Buyer, to:

Quality Incorporations I Limited
c/o Hydro Aluminium a.s
Drammensveien 264
0240 Oslo, Norway
Phone: +47-22-53-38-92
Facsimile: +47-22-53-65-07
Attention: Egil Berg, Head of Mergers and Acquisitions

with a copy to:

Fowler White Boggs Banker P.A.
501 E. Kennedy Blvd., Suite 1700
Tampa, Florida 34602
Phone: 813-222-1172
Facsimile: 813-228-9401
Attention: R. Alan Higbee, Esq.

or any other address or facsimile number as a party may hereafter specify by notice to the other parties to this Agreement in accordance with this Section 11.2. Delivery of each notice, request or other communication will be effective (a) if given by hand delivery or courier service, when delivered at the address specified in this Section 11.2, or (b) if given by facsimile transmission, when the facsimile is transmitted to the facsimile number specified in this Section 11.2 and the appropriate confirmation is received.

     11.3 Amendments and Waivers.

           11.3.1 Writing Required. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by Sellers and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective.

           11.3.2 No Implied Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     11.4 Expenses.

           11.4.1 Expenses Relating to This Agreement. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby will be paid by the party incurring the cost or expense.

           11.4.2 Consents and Transfers. All filing fees associated with Consents of Governmental Entities necessary to consummate the Transfers contemplated hereby will be borne solely by Buyer.

           11.4.3 Certain Other Obligations. All transfer, documentary, sales, use, stamp, registration and other similar transaction type Taxes, and all duties, conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively “Transfer Taxes”), shall be paid by Buyer when due, and, except to the extent Sellers receive refunds of Transfer Taxes paid by Buyer (either directly or indirectly as reimbursement to Sellers) under this Section 11.4, notwithstanding any provision of the Laws of Jamaica which may entitle them to do so, Buyer shall not seek recovery or reimbursement from Sellers by any means. Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

           11.4.4 Certain Jamaican Filings. If, under the Laws of Jamaica, Sellers are required to actually pay or remit any Transfer Taxes referred to in Section 11.4.3 to the applicable Tax authorities, Sellers and Buyer shall work jointly to prepare and file the necessary Tax Returns and other documentation (at Buyer’s sole expense), and Buyer shall reimburse Sellers for the same amounts Sellers paid to such Tax authorities on the same day(s) as such payment(s).

           11.4.5 Buyer’s Right to Refund; Assistance by Sellers. Any and all refunds of filing fees and Transfer Taxes paid by Buyer (either directly or indirectly as reimbursement to Sellers) under this Section 11.4 shall be for the account of Buyer, and Sellers acknowledge and agree that any and all such refunds shall be deemed the legal property of Buyer, and that no right, title or interest in the proceeds of any such refunds shall vest with or be conferred upon Sellers. Sellers shall act as Buyer’s agent with respect to any such refunds received by Sellers, and shall hold all such amounts in trust for Buyer until transferred to Buyer in accordance with Buyer’s instructions (which shall occur within five business days of Sellers’ receipt thereof). Upon Buyer’s request, and at Buyer’s sole expense, Sellers shall assist Buyer (including the filing of any Tax Returns required to be filed by Sellers) with such actions as are reasonably necessary to obtain the refund of any Transfer Taxes paid by Buyer (either directly or indirectly as reimbursement to Sellers) pursuant to this Section 11.4.

           11.4.6 Certain Prohibitions. Prior to the Closing, neither Buyer nor any Seller shall carry, deliver or ship an original of this Agreement into Jamaica. Following the Closing no Seller shall carry, deliver or ship an original of this Agreement into Jamaica without the prior written consent of Buyer.

           11.4.7 Additional Transfer Taxes; Sellers’ Right to Refund. Notwithstanding anything herein to the contrary, any incremental Transfer Taxes arising as a result of the addition of the Sales Contract Adjustment Amount to the Unadjusted Purchase Price shall be solely the responsibility of Sellers, and shall be paid by Sellers when due, with no right to be reimbursed by Buyer for such incremental amount. Any and all refunds of Transfer Taxes paid by Sellers under this Section 11.4.7 shall be for the account of Sellers, and Buyer acknowledges and agrees that any and all such refunds shall be deemed the legal property of Sellers, and that no right, title or interest in the proceeds of any such refunds shall vest with or be conferred upon Buyer. Buyer shall act as Sellers’ agent with respect to any such refunds received by Buyer, and shall hold all such amounts in trust for Sellers until transferred to Sellers in accordance with Sellers’ instructions (which shall occur within five business days of Buyer’s receipt thereof). Upon Sellers’ request, and at Sellers’ sole expense, Buyer shall assist Sellers (including the filing of any Tax Returns required to be filed by Buyer) with such actions as are reasonably necessary to obtain the refund of any Transfer Taxes paid by Sellers pursuant to this Section 11.4.7.

     11.5 Damages. No party will be liable for punitive, exemplary, consequential or special damages for violation of the terms of this Agreement under any circumstances.

     11.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. No Seller or Buyer may sell, assign, transfer, convey or delegate any of its rights or obligations under this Agreement without the prior written consent of Buyer in the case of assignments by a Seller or Sellers in the case of assignments by Buyer. Notwithstanding anything to the contrary contained in this Agreement, except as provided in Article X (which Article is intended to confer a benefit on, and be enforceable by, the third parties referred to therein as express third party beneficiaries of this Agreement), nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties to this Agreement or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.7 Governing Law. This Agreement shall be construed in accordance with and governed by the internal substantive law of the State of Delaware regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto. This Agreement is subject to any order or act of the Bankruptcy Court applicable hereto.

     11.8 Knowledge. For purposes of this Agreement, references to “knowledge” of Sellers refer to the actual knowledge of the individuals listed on Schedule 11.8 after due inquiry.

     11.9 Consent to Jurisdiction; Arbitration.

           11.9.1 During Bankruptcy Cases. The Bankruptcy Court will have jurisdiction over any dispute arising out of or in connection with the transactions contemplated by this Agreement through the date of entry of the order approving the final decree in one or more of Sellers’ Bankruptcy Cases. The parties to this Agreement consent to the exclusive jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of the venue of any such dispute in the Bankruptcy Court or that any such dispute brought in the Bankruptcy Court has been brought in an inconvenient forum.

           11.9.2 Post-Bankruptcy. Any dispute which remains unresolved or which arises following approval of Sellers’ plan of reorganization and emergence from bankruptcy, shall be submitted to and resolved by arbitration conducted in the State of Delaware, County of New Castle, in accordance with the then existing Commercial Rules of the American Arbitration Association. Judgment on any arbitration award may be entered in any court having jurisdiction.

           11.9.3 Disputes as to Arbitration. Any dispute as to the interpretation of the arbitration clause of the Agreement will be submitted only to a federal or state court of competent jurisdiction sitting in the State of Delaware, County of New Castle.

           11.9.4 Service of Process. Process may be served on any party anywhere in the world, whether within or without the jurisdiction of any court to which the parties have submitted herein. Without limiting the foregoing, each party to this Agreement agrees that service of process on that party may be made upon the designated Person at the address provided in Section 11.2 and will be deemed to be effective service of process on that party.

     11.10 Severability. If any provision of this Agreement is determined by a Governmental Entity to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

     11.11 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto were upon the same instrument. This Agreement will become effective when each party to this Agreement shall have received counterparts hereof signed by the other parties to this Agreement.

[SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLERS:

KAISER ALUMINUM & CHEMICAL CORPORATION

By:	/s/ Edward F. Houff

Name:	Edward F. Houff
Title:	Vice President, Secretary, and General Counsel

KAISER ALUMINIUM INTERNATIONAL, INC.

By:	/s/ Edward F. Houff

Name:	Edward F. Houff
Title:	Vice President, Secretary, and General Counsel

KAISER BAUXITE COMPANY

By:	/s/ Edward F. Houff

Name:	Edward F. Houff
Title:	Vice President, Secretary, and General Counsel

KAISER JAMAICA CORPORATION

By:	/s/ Edward F. Houff

Name:	Edward F. Houff
Title:	Vice President, Secretary, and General Counsel

ALPART JAMAICA INC.

By:	/s/ Edward F. Houff

Name:	Edward F. Houff
Title:	Vice President, Secretary, and General Counsel

BUYER:

QUALITY INCORPORATIONS I LIMITED

By:	/s/Tim McCleary

Name:	Tim McCleary
Its:	Director

Guarantee

     Hydro Aluminium a.s., a limited liability company registered in Norway (“Hydro Aluminium”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, shall cause Quality Incorporations I Limited, a corporation organized under the laws of Jamaica (“Buyer”), to perform its obligations under the Purchase Agreement, dated as of June 8, 2004 (the “Purchase Agreement”), among Kaiser Aluminum & Chemical Corporation, Kaiser Aluminium International, Inc., Kaiser Bauxite Company, Kaiser Jamaica Corporation and Alpart Jamaica Inc. (collectively, “Sellers”) and Buyer, and Hydro Aluminium hereby guarantees the due performance of all such obligations by Buyer. The foregoing guarantee is an independent obligation of Hydro Aluminium, and upon any default by Buyer in the performance of its obligations under the Purchase Agreement, any Seller may immediately proceed against Hydro Aluminium without proceeding against or joining Buyer. Hydro Aluminium has the requisite corporate power and authority to execute and deliver this Guarantee and to perform its obligations hereunder. The execution and delivery of this Guarantee by Hydro Aluminium and the performance by Hydro Aluminium of its obligations hereunder have been duly authorized by all necessary corporate actions of Hydro Aluminium. This Guarantee is a valid and binding obligation of Hydro Aluminium, enforceable against Hydro Aluminium in accordance with its terms. No Consent (as defined in the Purchase Agreement) is required in connection with the execution or delivery by Hydro Aluminium of, or the performance by Hydro Aluminium of its obligations under, this Guarantee. The provisions of Sections 11.7 and 11.9 of the Purchase Agreement are incorporated into this Guarantee and shall apply mutatis mutandis.

HYDRO ALUMINIUM A.S.

By:

Name:

Title: